Exhibit 10.5

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No. 78989 / September 29, 2016

INVESTMENT ADVISERS ACT OF 1940

Release No. 4540 / September 29, 2016

ADMINISTRATIVE PROCEEDING

File No. 3-17595

In the Matter of OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, OZ MANAGEMENT LP, DANIEL S. OCH, and JOEL M. FRANK, Respondents.

ORDER INSTITUTING

ADMINISTRATIVE AND CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, AND SECTIONS 203(e), 203(f) AND 203(k) OF THE INVESTMENT ADVISERS ACT OF 1940, MAKING FINDINGS, IMPOSING REMEDIAL SANCTIONS AND A CEASE-AND-DESIST ORDER, AND NOTICE OF HEARING

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that public administrative and cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), and Sections 203(e), 203(f) and 203(k) of the Investment Advisers Act of 1940 (“Advisers Act”), against Och-Ziff Capital Management Group LLC (“Och-Ziff’), OZ Management LP (“OZ Management”), Daniel S. Och, and Joel M. Frank (collectively, “Respondents”).

II.

In anticipation of the institution of these proceedings, Respondents Och-Ziff and OZ Management each have submitted an Offer of Settlement which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondents Och-Ziff and OZ Management admit the Commission’s jurisdiction over them and the subject matter of these proceedings, and each consent to the entry of this Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934 and Sections 203(e), 203(f) and 203(k) of the Investment Advisers Act of 1940, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order (“Order”), as set forth below.

In anticipation of the institution of these proceedings, Respondents Och and Frank each have submitted an Offer of Settlement which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over them and the subject matter of these proceedings, which are admitted, and except as provided herein in Section VII, Respondents Och and Frank each consent to the entry of this Order, as set forth below.

III.

On the basis of this Order and Respondents’ Offers, the Commission finds1 that:

[1]	The findings herein are made pursuant to Respondents’ Offers of Settlement and are not binding on any other person or entity in this or any other proceeding.

Summary

1. Beginning in 2007 and continuing through 2011, Och-Ziff, primarily through the misconduct of two senior employees, entered into a series of transactions and investments in which Och-Ziff paid bribes through intermediaries, agents and business partners to high ranking government officials in multiple African countries including Libya, Chad, Niger, and the Democratic Republic of the Congo (“DRC”). These bribes were paid with the specific knowledge of a senior Och-Ziff employee who was the head of Och-Ziff Europe (“Och-Ziff Employee A”) and in certain cases, of an Och-Ziff investment professional working in Och-Ziff’s European office (“Och-Ziff Employee B”), but other executives at Och-Ziff ignored red flags and corruption risks and permitted these transactions to proceed. Bribes were paid to corruptly influence foreign government officials in order to obtain or retain business for Och-Ziff and its business partners. Och-Ziff invested in countries and industries known for corrupt business dealings, and purposefully transacted with agents and business partners with high level connections to foreign government officials who funneled corrupt payments to those officials.

2. During this period, Och-Ziff entered into the following transactions in which corrupt payments were made:

a.	An investment by the Libyan Investment Authority (“LIA”) of $300 million into Och-Ziff funds in 2007. To secure the LIA investment, Och-Ziff used an agent to pay bribes to high ranking Libyan government officials. With the knowledge of the Och-Ziff Employee A, bribes of more than $3 million were paid to Libyan government officials.

b.	An investment of $40 million by Och-Ziff funds into a Libyan property development project in 2007. Och-Ziff used investor funds to pay a $400,000 “deal fee” to its agent in Libya as part of its investment. Och-Ziff Employee A knew or was willfully blind to the high probability that Och-Ziff’s agent would then use those funds to pay bribes to benefit the property development project.

c.	A loan of more than $86 million and funding of more than $10 million from Och-Ziff investor funds to one of Och-Ziff’s South African partners in African Global Capital I (“AGC I”), an Africa mining-focused fund, in 2007 and 2008. Of the funds provided to its business partner in AGC I, with the knowledge or willful blindness of Och-Ziff Employee A and Och-Ziff Employee B, millions went towards bribes to foreign government officials, illicit payments to middlemen, the personal benefit of its business partners, and expenditures unrelated to the investment. Och-Ziff failed to conduct sufficient due diligence on the use of investor funds or impose sufficient internal accounting controls to prevent the misuse of funds by its South African partner.

d.	A convertible loan of approximately $124 million from Och-Ziff investor funds through AGC I to an entity affiliated with an Israeli businessman, to purchase mining assets in the Democratic Republic of the Congo (“DRC”) in 2008. This businessman became Och-Ziff’s partner in the DRC. With the knowledge of Och-Ziff Employee A and Och-Ziff Employee B, a significant portion of the money was used by Och-Ziff’s partner in the DRC to pay bribes to high-ranking DRC officials to secure mining assets for Och-Ziff and its partner.

e.	A margin loan for $130 million from Och-Ziff investor funds to another entity controlled by the same DRC partner in 2010 and 2011. Of the total, $84.1 million was provided to Och-Ziff’s partner in the DRC with no restrictions or oversight by Och-Ziff. Och-Ziff Employee A and Och-Ziff Employee B knew that Och-Ziff’s partner would pay bribes to high-ranking DRC government officials, and others within Och-Ziff knew of allegations of corruption against him and his close political ties within the DRC. Och-Ziff’s partner then used the funds to pay bribes.

f.	A purchase of shares by African Global Capital II (“AGC II”), the second Africa-focused fund created by Och-Ziff, in a London-based oil exploration company in 2011. Och-Ziff caused AGC II to purchase the shares from its South African partner in order to provide him with capital to use for other purposes. From there, the partner paid more than $1 million to a consultant who then used those funds to pay bribes to government officials in Guinea. Och-Ziff failed to conduct sufficient due diligence on the use of investor funds to prevent the payment of bribes. Och-Ziff Employee B knew or was willfully blind to the high probability that AGC II funds would be used by this consultant to pay bribes.

3. In most cases, the above transactions involved the use of managed investor funds rather than Och-Ziff’s own capital. OZ Management, a registered investment adviser which managed the various investor funds entrusted to Och-Ziff, authorized the use of funds in transactions in which bribes were paid to foreign government officials to obtain or retain business for Och-Ziff and its business partners. Och-Ziff categorized these transactions as investments or convertible loans despite the fact that two Och-Ziff employees, Och-Ziff Employee A and Och-Ziff Employee B, knew that investor funds would be used to pay bribes. Investor funds were also used in self-dealing transactions to benefit Och-Ziff Employee A, Och-Ziff’s business partners, and Och-Ziff itself.

4. Och-Ziff Employee A and Och-Ziff Employee B purposefully caused OZ Management to omit material facts to ensure that corrupt transactions would proceed and to engage in self-dealing. OZ Management failed to disclose all material facts and conflicts of interest in its communications with investors in certain AGC II transactions or to adequately control the use of investor funds. OZ Management made material misrepresentations or omissions and engaged in self-dealing in the following transactions:

a.	A purchase of $20 million in shares in a privately held London-based mining company by AGC II in 2010. Och-Ziff Employee A knew that $4 million would be routed by an intermediary to Och-Ziff Employee A’s personal account to offset an outstanding personal loan from Och-Ziff Employee A to that intermediary. Och-Ziff Employee A further directed that an additional $4 million be paid in secret through the intermediary to an AGC business partner without disclosure to AGC II investors.

b.	An investment by AGC II in oil rights in the Republic of the Congo (“Congo-Brazzaville”) through an oil exploration and development company which was majority controlled by Och-Ziff and South African Business Partner (“Company A”), in 2010. Och-Ziff failed to disclose material facts regarding the origins of this transaction, the true purpose of payments to its AGC business partner in the transaction, and the justification for payments to intermediaries.

c.	An AGC II purchase of shares in a London-based oil and gas company for $77 million in 2011. Och-Ziff, through Och-Ziff Employee A and Och-Ziff Employee B, structured the transaction to provide $50 million cash to its AGC business partner to further his and potentially Och-Ziff’s interests in The Republic of Guinea (“Guinea”), a country in which this business partner had a high-placed agent in the entourage of a senior government official. Och-Ziff Employee A and Och-Ziff Employee B also included within the purchase price an additional $2 million for the partner to repay an outstanding debt to Och-Ziff. Och-Ziff failed to disclose accurate terms of the transaction or its own self-dealing to AGC II investors.

5. As a result of the foregoing, Och-Ziff did not accurately and fairly reflect the disposition of assets involved in these transactions in its books and records, and did not devise and maintain an adequate system of internal accounting controls to prevent these violations. It inaccurately reflected in its books and records that the expenditures of investor funds were for legitimate investments and not, in whole or in part, corrupt payments to foreign government officials. Och-Ziff also failed to devise and maintain an adequate system of internal accounting controls to prevent these payments. It failed to follow certain of its own internal accounting controls, failed to conduct adequate due diligence, and failed to implement other appropriate financial controls to detect or prevent the payment of bribes.

6. This matter also concerns violations by Daniel S. Och, Chief Executive Officer and Chairman of the Board of Och-Ziff, and Joel M. Frank, Chief Financial Officer of Och-Ziff. As Och-Ziff’s Chief Executive Officer, Och had final decision-making authority on all private investments by Och-Ziff, including the transactions described above. Och personally approved the expenditure of funds in two transactions with Och-Ziff’s partner in the DRC in which bribes were paid. Those bribes were then inaccurately recorded as investments or loans on Och-Ziff’s books and records rather than bribe payments. As Och-Ziff’s Chief Financial Officer, Joel M. Frank was responsible for maintaining the accuracy of Och-Ziff’s books and records and for devising and maintaining Och-Ziff’s system of internal accounting controls. Frank approved the expenditure of Och-Ziff funds in transactions in which bribes or improper payments were made. Both Och and Frank were aware of the high risk of corruption in transactions with Och-Ziff’s DRC partner in light of his reputation and connections to high level DRC government officials. Despite these risks, Och approved and Frank authorized Och-Ziff to enter into each of these transactions. As a result, although neither Och nor Frank knew that bribes would be paid, Och caused Och-Ziff’s books and records violations in two DRC transactions, and Frank caused the company’s books and records and internal controls violations in connection with the two DRC Partner transactions and the LIA fee payment.

Respondents

7. Och-Ziff Capital Management Group LLC, an institutional alternative asset manager or “hedge fund” incorporated in Delaware with its principal place of business in New York, New York. Och-Ziff’s common stock is registered with the Commission pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange (ticker: OZM). Och-Ziff controls numerous consolidated subsidiaries and affiliates through which it operates and provides investment advisory and management services to Och-Ziff investor funds in return for management fees and incentive income.

8. OZ Management LP is registered investment adviser and subsidiary of Och-Ziff with its place of business in New York, New York. Since 1999, OZ Management has been registered with the Commission as an investment adviser. OZ Management provides asset management services to Och-Ziff investor funds. The financial results of certain Och-Ziff subsidiaries, including OZ Management and its subsidiaries and affiliates, are ultimately consolidated into the financial statements of Och-Ziff.

9. Daniel S. Och, age 55, resides in Scarsdale, New York. Och is the founder, Chief Executive Officer, and Chairman of the Board of Och-Ziff, as well as an officer and partner in OZ Management. He is a U.S. citizen.

10. Joel M. Frank, age 61, resides in New York, New York. Frank is the Chief Financial Officer for Och-Ziff and OZ Management, and an officer and partner in OZ Management. He is a U.S. citizen.

Bribery of Libyan Officials

11. In 2007, Och-Ziff Employee A, the head of Och-Ziff’s European office, began attempts to obtain clients and investment opportunities in Libya, which had emerged from international sanctions and was opening to Western investment and business. Libya created a sovereign wealth fund, the Libyan Investment Authority, to manage the country’s oil and other assets. To help with Och-Ziff’s efforts in Libya, Och-Ziff Employee A enlisted a London-based business associate with whom Och-Ziff had previously done business (“Libyan Agent”). Och-Ziff Employee A knew that Libyan Agent had contacts within the Libyan government at the highest levels. Och-Ziff Employee A and others at Och-Ziff also knew that Libyan Agent was not a financial consultant or advisor, but rather a middleman whose primary contribution to transactions were his connections to foreign government officials and his complicated network of offshore entities.

A.	Bribery to Secure the LIA Investment in Och-Ziff

12. In early 2007, Och-Ziff Employee A sought assistance from Libyan Agent to secure an investment mandate whereby the LIA would invest in Och-Ziff’s managed funds. Libyan Agent told Och-Ziff Employee A that he needed to receive a fee if his efforts on behalf of Och-Ziff were successful and resulted in an investment by the LIA. Och-Ziff Employee A agreed to have Och-Ziff pay the fee, knowing that Libyan Agent would use any fee he received to pay bribes.

13. Libyan Agent arranged a meeting for Och-Ziff Employee A in Vienna in March 2007 at which he introduced Och-Ziff Employee A to two Libyan government officials, including one of the sons of Colonel Muammar Gaddafi, Libya’s ruler at the time. This son was the driving force behind the creation of the LIA. A senior executive with the LIA was also at the meeting. Och-Ziff Employee A later described this government official as Colonel Gaddafi’s son’s “right hand man at the lia [sic].” Subsequent due diligence by Och-Ziff noted that this individual “looks after” the interests of Colonel Gaddafi’s son at the LIA and in a commercial business. Also present at the meeting was a Tunisian business associate of the two Libyan government officials who was a member of Colonel Gaddafi’s son’s entourage (“Tunisian Agent”). The two Libyan government officials had significant control over investments made by the LIA. The purpose of this meeting was to introduce Och-Ziff Employee A to the foreign officials and the Tunisian Agent in order to facilitate the bribery of those officials in exchange for the LIA investing its money with Och-Ziff.

14. Och-Ziff Employee A communicated his progress with the LIA and Libyan Agent to Och. After the meeting in Vienna, Och-Ziff Employee A emailed Och that the “[m]eetings are amazing. They have 77 billion, half in cash and no idea who to give it to.” Och-Ziff Employee A further told Och “I haven’t been this excited in a while.” Och later asked Och-Ziff Employee A about progress with the LIA, to which Och-Ziff Employee A responded: “I thought you were against it so I havent (sic) pursued it. The agent wants to come in and see me this week. You OK with that?” Och replied “I will be ok. Will call you.” Throughout 2007, Och and Och-Ziff Employee A continued to communicate regarding the progress of the LIA investment and the agent.

15. Libyan Agent and Och-Ziff Employee A engaged in a scheme with Libyan government officials to funnel bribe payments from Och-Ziff to those officials in exchange for their support for the LIA’s investment with Och-Ziff. A third Libyan government official, the head of Libya’s powerful state security services and Libyan Agent’s longstanding patron in Libya, was also part of the bribery scheme. Och-Ziff Employee A knew that Libyan Agent was acting on behalf of these government officials and that Libyan Agent would use the fee from Och-Ziff to bribe these government officials to help Och-Ziff obtain an investment from the LIA.

16. The scheme was successful. In or about November 2007, the LIA agreed to invest $300 million into Och-Ziff funds and those funds were invested on December 1, 2007. At the same time, Libyan Agent and Och-Ziff Employee A requested from Och-Ziff payment of a fee to effectuate the secret agreement Libyan Agent and Och-Ziff Employee A had previously discussed. In early December 2007, Och-Ziff agreed to pay Libyan Agent the fee he had negotiated on behalf of the government officials with Och-Ziff Employee A. Och-Ziff also agreed to pay the fee to an offshore special purpose vehicle (“SPV”) identified by Libyan Agent rather than directly to Libyan Agent himself or his London-based company.

17. Och-Ziff was aware of risks in dealing both with the LIA and Libyan Agent when it agreed to pay his fee. Respondent Frank and a senior Och-Ziff attorney were involved in the decision to pay Libyan Agent for sourcing the LIA investment into Och-Ziff funds, and Frank reviewed due diligence reports on Libyan Agent. Through this report, Och-Ziff was aware of Libyan Agent’s connections at the highest levels within the Libyan government, including with the Gaddafi family. Och-Ziff was also aware through a background due diligence report that Libyan Agent operated as a “fixer” with opaque business interests run through offshore holding companies which made his business interests “hard to pin down.” According to the report, this meant that “there is little documented evidence of [Libyan Agent’s company’s] activities either in the UK or internationally.” Despite the risks, Och-Ziff paid Libyan Agent via his offshore SPV.

18. Och-Ziff conducted no separate due diligence on the shell company designated to receive the payment, and entered into contractual obligations with the entity itself rather than Libyan Agent, thus placing no restrictions on the agent’s conduct. These failings were contrary to Och-Ziff’s recommended anti-corruption guidelines and internal accounting controls.

19. Libyan Agent’s role in the transaction was kept secret from LIA officials apart from those involved in the bribery scheme. Libyan Agent did not attend any of the official meetings between Och-Ziff and the LIA; he was not copied on email or correspondence with the LIA; and his role in facilitating the transaction was not discussed with any employees of the LIA who were not part of the bribery scheme. Frank was involved in the decision to pay Libyan Agent for sourcing the LIA investment into Och-Ziff funds. Based in part on corruption concerns, Och-Ziff’s internal compliance rules regarding investor solicitations, and conformity with other U.S. securities laws that were later determined not to apply, a senior Och-Ziff attorney initially sought contractual language requiring proof that Libyan Agent had notified the LIA of his role and the fee he was paid by Och-Ziff. However, Libyan Agent refused to agree to provide such proof, and Och-Ziff agreed to remove this obligation and instead allowed Libyan Agent’s entity to represent (without requiring proof) that he had notified the LIA of his involvement and fee.

20. Och-Ziff Employee A knew that Libyan Agent’s role in helping Och-Ziff could not be discussed openly with the LIA apart from the officials involved in the bribery scheme. Och-Ziff Employee A also knew that Libyan Agent would not disclose his role and fee to the LIA regardless of his contractual obligation to do so. Och-Ziff Employee A and Libyan Agent discussed ways to avoid disclosing Libyan Agent’s role to the LIA, including requiring Libyan Agent to give notice to the LIA which he would then fail to deliver. Och-Ziff Employee A knew that Libyan Agent never informed the LIA of his payment by Och-Ziff.

21. Och-Ziff did not enter into a written agreement directly with Libyan Agent or place any restrictions or limitations on Libyan Agent personally. Instead, in January 2008 Och-Ziff executed two agreements with Libyan Agent’s Guernsey-based SPV, but dated those agreements as of December 2007. The first, a consultancy agreement, stated that the SPV “has technical and commercial expertise in Libya as a consultant to companies (in particular in information gathering, strategic analysis, high level introduction, negotiations, and promotion of projects and implementation).” This description was misleading in that the SPV itself had no interactions in Libya and no employees, and Libyan Agent’s involvement was limited to providing an introduction to the LIA and paying bribes. The consulting agreement was also forward-looking despite the fact that Libyan Agent had already assisted Och-Ziff since early 2007 in securing the LIA investment. A separate representation letter agreement with the SPV also confirmed that the LIA “has been informed in writing of the Agreement and the consideration payable to ourselves thereunder.” This representation was false, and Libyan Agent did not disclose his role in the Och-Ziff investment to the LIA apart from those officials involved in the bribe scheme. The second agreement also contained anti-corruption representations and warranties by the trustee for the SPV receiving the payment, but no such representations or warranties from Libyan Agent, his partner, or his London-based entity.

22. In January and October 2008, Och-Ziff transferred a total of $3.75 million to Libyan Agent’s shell company. Libyan Agent then directed the transfer of approximately $2.5 million from those funds to an account held by Tunisian Agent for the benefit of the two senior LIA officials, including the son of Colonel Gaddafi. During this period, Libyan Agent also directed payments of more than $1 million through his network of offshore companies to benefit his longstanding patron in Libya’s state security services.

23. Och-Ziff did not obtain a copy of any written notification to the LIA regarding Libyan Agent, or seek to obtain a copy of such notification at any time. Further, at no point did Och-Ziff inform the LIA of Libyan Agent’s role in securing the LIA investment. Throughout Och-Ziff’s interactions with the LIA from 2008 to 2011, at no point did Och-Ziff disclose to the LIA the Libyan Agent’s role with Och-Ziff, and Libyan Agent was not copied on communications with the LIA or present at any Och-Ziff meetings with the LIA.

24. Throughout 2008 and 2009, Och-Ziff Employee A continued to use Libyan Agent in attempts to solicit additional investments in Libya and from the LIA, touting Libyan Agent’s high level connections and ability to use this influence in Libya. Och-Ziff Employee A used Libyan Agent to assist other Och-Ziff portfolio companies in doing business in Libya, including a transaction in which Libyan Agent also acted as an agent of the Libyan government. In January 2008, Och-Ziff Employee A described Libyan Agent’s Libyan connections to a third-party Och-Ziff portfolio company as “very close to [the son of Colonel Gaddafi], LIA and other government officials. We have done three deals with him in Tripoli…He has also been instrumental in introducing us to LIA as an investor in OZ.” Och-Ziff Employee A specifically noted Libyan Agent’s ability to “get things done” and “deliver” on a deal in Libya. Och-Ziff Employee A failed to inform Och-Ziff legal or compliance that Och-Ziff’s agent for the LIA transaction was also acting as an agent of the Libyan government at the same time.

25. In its books and records, Och-Ziff recorded the fee paid to Libyan Agent as “Professional Services — Other.” This designation was inaccurate; the payment was for an introduction and to pay bribes, and not for professional services.

26. Based on the foregoing facts, Och-Ziff violated Sections 30A and 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act through its intentional payment of bribes to Libyan government officials, inaccurate recording of the bribe payments on its books and records, and failure to devise or maintain internal accounting controls sufficient to provide reasonable assurances that its funds would not be used to pay bribes. Further, by his acts or omissions Frank caused violations of Sections 13(b)(2)(A) and 13(b)(2)(B) by Och-Ziff.

B.	Bribery Relating to Libyan Property Development Project

27. In October 2007, Och-Ziff invested in a hotel and office tower project in Libya. This project was founded and controlled by Libyan Agent, and Och-Ziff began its investment into the project at the same time it was using Libyan Agent to solicit funds from the LIA. For Och-Ziff Employee A, the development project was “making a bet on Libya here and relationship [with Libyan Agent].”

28. Prior to Och-Ziff’s investment, Libyan Agent provided equity stakes in the company to his Libyan patron and to a daughter of Colonel Gaddafi in exchange for valuable land leases on key properties on which the developments would be built. Och-Ziff Employee A and other Och-Ziff investment professionals in London were aware of the involvement of the Gaddafi family in the development project. In one review of the project Och-Ziff Employee A wrote “Gathafi Hotels” to describe a subsidiary of the project. Later, while Och-Ziff held a board seat at the development company, Och-Ziff’s board representative for the development company received emails that described Colonel Gaddafi’s daughter as “our JV partner” at the development company.

29. At Och-Ziff Employee A’s urging, Och-Ziff provided a convertible loan of $40 million to the development company in October 2007. Och-Ziff Employee A also agreed to pay a $400,000 deal fee to Libyan Agent for sourcing the transaction. Because ongoing bribes were necessary to operate the project in Libya, a portion of the deal fee paid to Libyan Agent by Och-Ziff went towards bribes. Och-Ziff Employee A knew that Libyan Agent would use the deal fee to pay bribes to benefit the development project.

30. Och-Ziff approved the payment of the $400,000 deal fee in November 2007 without conducting separate due diligence on the offshore SPV receiving the funds or, apart from Och-Ziff Employee A, understanding the justification for the payment. Further, Och-Ziff did not enter into a contract with Libyan Agent or the SPV receiving the fee before it was paid. Och-Ziff therefore paid the deal fee without taking sufficient steps to detect or prevent the payment of bribes by Libyan Agent using investor funds.

31. Based on the foregoing facts, Och-Ziff violated Sections 30A and 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act through its intentional payment of a bribe to a Libyan government official, inaccurate recording of the bribe payment on its books and records, and failure to devise or maintain internal accounting controls sufficient to provide reasonable assurances that its funds would not be used to pay bribes.

Books and Records, Internal Controls, and Advisers Act Violations in AGC I

32. Beginning in 2007, Och-Ziff formed the African Global Capital (“AGC”) joint venture to invest in natural resource assets in Africa. The project was led by Och-Ziff Employee A and employees in Och-Ziff’s European office. Och-Ziff co-managed the fund and provided capital, infrastructure (including compliance support), and investment expertise to AGC. Och-Ziff held its advisory and management interest in AGC through Africa Management Limited (“AML”), which was registered as an affiliated adviser to OZ Management in March 2008. AML was owned 40% by Och-Ziff and 60% by its joint venture partner. OZ Management held its advisory and management interest in AML through a wholly-owned and controlled subsidiary, OZ Africa Management GP, LLC (“OZ Africa Management”), but Och-Ziff had joint control over all investments and operations of AGC and AML. The first fund, AGC I, was funded using existing Och-Ziff investor funds.

33. As part of its strategy, Och-Ziff teamed with business partners with high-level political connections in Africa, who in turn used these connections to source deals for the fund and navigate political issues in the various countries. In pursuit of business, Och-Ziff did not impose adequate controls on the use of investor funds by its business partners or conduct due diligence into the specific uses of investor funds by those partners. As a result, Och-Ziff’s business partners misused investor funds, enriched themselves, and paid bribes to various government officials.

34. Och-Ziff chose a prominent figure in South Africa as a potential partner for AGC. This individual was a former government official as well as a successful businessman through his South African-based conglomerate. Although Och-Ziff envisioned his conglomerate as a part of AGC, it never became part of the joint venture. However, the co-founder of his South African conglomerate became the Chief Executive Officer of AML despite the conglomerate not contributing assets to the joint venture. An individual with a close connection to the co-founders of the South African conglomerate (“South African Business Partner”) became Och-Ziff’s partner in AGC despite having a limited history of mining operations in Africa. South African Business Partner controlled a private operating entity domiciled outside of South Africa, and he was designated to source and acquire assets for AGC.

35. The first step towards the creation of AGC I took place in May 2007 when Och-Ziff entered into a series of loan agreements with South African Business Partner’s entity. These loans, totaling more than $86 million, were ostensibly made to acquire mining rights in Africa which would then be contributed into AGC I upon its formation, to buy out minority shareholders in those assets, and to then fund mining operations. South African Business Partner used part of the funds loaned by Och-Ziff to acquire mining rights in Chad and Niger and to invest in an Africa-focused oil company, Company A. He also used a portion of the funds to pay bribes to facilitate the acquisitions. In 2008, the assets acquired by South African Business Partner were contributed to AGC I, and Och-Ziff converted its existing loan into an equity stake in AGC I. Prior to the inclusion of these assets into AGC I, Och-Ziff conducted due diligence into South African Business Partner’s ownership of the assets through various SPVs and subsidiaries. However, Och-Ziff failed to conduct any due diligence or investigation into how South African Business Partner spent the loan from Och-Ziff funds, how he had acquired the assets contributed to the joint venture, what minority investors had been bought out, or whether the assets were acquired through bribery using Och-Ziff investor funds.

36. Although Och-Ziff imposed representations and warranties on its business partner and required then to take Foreign Corrupt Practices Act (“FCPA”) training, as noted below, Och-Ziff did not impose sufficient controls on, and did not investigate what those partners were actually doing with Och-Ziff investor funds despite suspicion that its business partners were engaged in corrupt transactions and self-dealing. In particular, Och-Ziff Employee A knew or was willfully blind to the high probability that South African Business Partner would use the loan proceeds to pay bribes to government officials in order to win mining deals. In 2007 prior to Och-Ziff’s loan, Och-Ziff Employee A learned that South African Business Partner had access to certain deals through bribes or corrupt schemes. One deal presented to Och-Ziff Employee A in March 2007 by South African Business Partner would have cost “$20-$25 million (includes $5 million for the ongoing Presidential campaign…).” Och-Ziff did not participate in this particular deal, but did enter into multiple agreements with the individuals proposing the bribery scheme through its ongoing investments with South African Business Partner and Company A over the next four years. Following the formation of AGC, others at Och-Ziff, including the legal and compliance groups, learned that South African Business Partner had engaged in potential unlawful activities in the past. In one regulatory filing in early 2008, Och-Ziff informed a foreign government regulator that South African Business Partner had engaged in potentially criminal activity in Angola relating to an asset he sought to sell to AGC I. Also in early 2008, Och-Ziff’s legal and compliance group stopped a potential AGC I transaction in which the local Zimbabwean partner in a coal transaction identified by South African Business Partner was reportedly a front for a high-ranking Zimbabwean government official. Despite this information, Och-Ziff continued to provide funds to and do business with South African Business Partner through 2011 without sufficient oversight over his use of investor funds.

37. Och-Ziff knew that South African Business Partner was using Och-Ziff funds to purchase mining rights either from foreign governments or unknown third-parties, buy out minority shareholders in various entities, and pay substantial amounts to “consultants” with no explanation for the work done to justify these payments. Och-Ziff Employee A acknowledged in 2007 to his AGC partners that “you buy assets and sign contracts without our approval, but thats [sic] what you guys do best and we let you do it.” Och-Ziff Employee A was willing to allow South African Business Partner to operate without oversight because he knew or was willfully blind to the high probability that bribes would be paid to acquire assets. Others at Och-Ziff recognized the potential FCPA risks in dealing with South African Business Partner and investing in mining transactions Africa. For example, in 2007, during a meeting to discuss private investments by Och-Ziff Europe, a presentation regarding AGC noted that “imposing [Och-Ziff’s] standards of care on [AGC] going forward…has proved a particularly contentious issue with respect to FCPA rules as an example but is a must.” This presentation further stated that “[o]ne of the most difficult areas has been finding the right disincentive to our partners for any breach [of FCPA and Och-Ziff’s standards]. This is key as we are not the ones controlling what happens on the ground.” Despite understanding the risks, Och-Ziff did not conduct adequate due diligence to investigate whether AGC I assets were being acquired through bribery.

38. Of the total amount contributed by Och-Ziff towards the Chad and Niger mining assets, only a portion went towards mining-related costs. South African Business Partner used a significant portion of the funds he was provided to pay bribes to proxies for high ranking government officials in Chad and Niger in order to secure assets for AGC. These bribes were falsely classified on an AGC I portfolio company’s books as consultant payments, law firm payments, house rentals, and charitable contributions, among other designations. “Bribe accounts” were created and maintained by employees of a subsidiary of South African Business Partner’s company in Chad, whereby funds loaned by Och-Ziff supposedly to fund mining operations actually went towards bribes to ministers and governors, including “house repairs” and medical assistance for these officials. Och-Ziff failed to audit or review the expenditure of its funds by South African Business Partner to ensure compliance with Och-Ziff’s internal anti-corruption policies and financial controls.

39. Millions of dollars in Och-Ziff investor funds also went to personally enrich South African Business Partner, the CEO of AML, and the South African businessman who Och-Ziff touted as an AGC partner. Och-Ziff’s business partners also used funds provided by Och-Ziff to provide travel to African government officials, including officials from Zimbabwe and South Africa. Och-Ziff did not take sufficient steps to review South African Business Partner’s expenditures or prevent this self-dealing by its partners.

40. The misuse of Och-Ziff investor funds continued after the formation of AGC I. In 2008, Och-Ziff agreed to pay over $10 million based on claims that an African-based aircraft pilot had purchased uranium rights in Niger and then sold those rights in part to South African Business Partner. South African Business Partner represented to Och-Ziff that he had paid the pilot for those rights, though Och-Ziff saw no proof of payments by either the pilot or South African Business Partner. Nonetheless, Och-Ziff agreed to reimburse South African Business Partner for his alleged payments. In doing so, Och-Ziff did not conduct a review of the claimed expenses, did not confirm that the funds had actually been expended by the pilot to acquire the assets or by South African Business Partner to reimburse him, and did not to investigate whether bribes were paid to acquire these assets. After approval by Och-Ziff, AGC I transmitted the funds to South African Business Partner’s entity, not the pilot. South African Business Partner then used these funds to pay bribes to government officials in Chad and Niger and to enrich himself and his business partners.

41. Based on the foregoing facts, Och-Ziff violated Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act through its inaccurate recording of the payments to South African Business Partner on its books and records, and failure to devise or maintain internal accounting controls sufficient to provide reasonable assurances that its funds would not be used to pay bribes and for other improper purposes. In addition, OZ Management violated Sections 206(1) and 206(2) of the Advisers Act by failing to prevent the use of managed investor funds by its business partner in corrupt and self-dealing transactions.

Bribery in the Democratic Republic of the Congo

42. Beginning in 2008, Och-Ziff entered into a partnership an infamous Israeli businessman with close ties to government officials at the highest level within the DRC (“DRC Partner”). Although Och-Ziff did not enter into a written partnership agreement with DRC Partner, Och-Ziff Employee A, Och-Ziff Employee B, and DRC Partner all understood the nature of the partnership and its purpose. The purpose of the partnership was for Och-Ziff to fund DRC Partner’s multiple mining-related interests in the DRC while he used his government contacts to acquire assets and navigate the DRC business environment for his and Och-Ziff’s benefit. Och-Ziff and DRC Partner worked to acquire and consolidate assets in the DRC into an entity controlled by DRC Partner that could then be sold to a large publicly-traded mining company for a significant profit. Och-Ziff Employee A and Och-Ziff Employee B, however, understood that DRC Partner would use the funds Och-Ziff provided to him to pay bribes to government officials in order to maintain his corrupt relationships, acquire assets with the help of his government benefactors, acquire assets at a significant discount to the true value of the asset, and gain favor for his mining interests in the DRC.

A.	Och-Ziff Knew the High Risk Of Bribery In Dealing with DRC Partner

43. From Och-Ziff’s first contact with DRC Partner in 2006, Och-Ziff Employee A was aware of allegations that DRC Partner used corruption and bribery in his dealings in the DRC. Och-Ziff Employee A emailed a third-party in 2006 that DRC Partner “has some skeletons,” and that he “has some suits outstanding regarding him bribing the drc gov.” Undeterred, Och-Ziff Employee A went forward with DRC Partner as Och-Ziff’s business partner in the DRC.

44. In early 2008 Och-Ziff then began discussions with DRC Partner to invest in and consolidate DRC mining assets. At that time, DRC Partner informed Och-Ziff Employee A and Och-Ziff Employee B that he paid bribes to maintain his relationships with government officials in the DRC, and that such bribes were the key to his ability to secure valuable assets. Over the course of the relationship, Och-Ziff Employee A and Och-Ziff Employee B learned additional information regarding DRC Partner’s extensive relationships with government officials, secret deal terms with third-parties, ability to operate with impunity in the DRC, favorable treatment from the government, and access to deals not available to others. Neither Och-Ziff Employee A nor Och-Ziff Employee B took steps to cease the relationship. Instead, they continued to champion DRC Partner within Och-Ziff and consider new business opportunities with DRC Partner over the next four years.

45. Others within Och-Ziff, including Och and Frank, were aware of corruption accusations against DRC Partner, as well as the high corruption risk when doing business in the DRC. In fact, in his February 14, 2008 email to a due diligence firm requesting a background report on the DRC Partner, the Och-Ziff attorney making the request noted that the DRC Partner “will be very easy to find … perhaps the impetus behind the movie ‘Blood Diamonds.”’

46. A week later, the Och-Ziff attorney received the initial findings of the due diligence firm, which he forwarded to other senior executives at OZ, including Och-Ziff Employee A, Och-Ziff Employee B, a senior Och-Ziff attorney, outside counsel, and Frank. The report detailed DRC Partner’s history of suspicious transactions, allegations of illegal conduct, and close connections at the highest levels in the DRC government, stating among other things that:

a.	DRC Partner “is considered one of the most well-connected foreigners in the DRC… He is known to enjoy an extremely close relationship with [a senior DRC government official].”

b.	DRC Partner was identified on several “compliance Watch Lists” as a “politically exposed individual as a result of his close ties to the DRC government.”

c.	DRC Partner operated through a “complex” network of company structures “spread across multiple jurisdictions” using “more elaborate structures with trusts and investment companies acting as the investor on his behalf. The opacity of his company structures has been highlighted by interested parties as an issue of concern…”

d.	DRC Partner’s business dealings in the DRC began in 2000 when he was awarded a diamond export monopoly valued at $600 million for which he allegedly paid only $20 million. This payment was supposedly used to pay debts incurred by the then-president of the DRC during the civil war in that nation. It was later alleged that DRC Partner secured his monopoly “in exchange for providing military training” to government forces in the DRC.

e.	In a lawsuit against DRC Partner, it was alleged that he had bribed DRC government officials and Angolan military officers in exchange for receiving an exclusive diamond export license.

f.	DRC Partner was “happy” and “willing to use his significant political influence with [a high-level DRC government official] and his clique to facilitate acquisitions, settle disputes and frustrate competitors.” In disputes with DRC mining rivals, DRC Partner was “rumoured to have used his influence with [senior DRC government official’s] closest aide, and former [DRC provincial] governor in order to settle the dispute in his favour.”

g.	DRC Partner’s involvement in the DRC and other countries has “tarnished his reputation and has led some Western companies to question whether they should be involved with him “ Based on his history and reputation “a number of London based advisors would not act for [a DRC mining company] or associated (sic) with the listing and many fund managers declined” investment deals “due to [DRC Partner’s] involvement.”

47. Based upon the report and other publicly available information, the Och-Ziff attorney expressed to his supervisors, including a senior Och-Ziff attorney and Frank, strong concerns about doing business with the DRC Partner and his view that the company should not do business with him. Both Och and Frank received due diligence on DRC Partner. The corruption risks identified during due diligence were so significant that Frank and a senior Och-Ziff attorney went to Och to argue that Och-Ziff should not do business with DRC Partner in any transaction. Frank’s concerns included the reputational and legal risks inherent in dealing with DRC Partner, including the risk of a government investigation into Och-Ziff’s dealings with DRC Partner should they come to light. In a meeting in or about February 2008, Och, Frank, and the senior attorney discussed the risk of corruption that would exist in any relationship with DRC Partner. Och was told that although it was not illegal to transact with DRC Partner, nonetheless both Frank and the senior Och-Ziff attorney expressed the view that Och-Ziff should not enter into any transaction with him because of the significant corruption risk. Och instructed Frank and others to move forward on potential transactions with DRC Partner unless new information was uncovered.

B.	Suspicious Payments in Zimbabwe

48. In or about April 2008, for its first transaction with DRC Partner, Och-Ziff invested in a London stock exchange-listed mining company with operations in the DRC. DRC Partner was a significant shareholder in this entity, and he stated in an email to Och-Ziff Employee A that he wanted to have Och-Ziff as his “long-term partner,” and that he had “facilitated Och-Ziff’s investment at an attractive time/price knowing that you see the bigger picture in all of this. What the bigger picture looks like, is yet to be determined, but it is your partner who is holding the pen – I just need flexibility on the drawing board [t]o create full value for our partnership.”

49. According to the mining company’s placement announcement, the offering of new shares to which Och-Ziff subscribed was intended to fund the company’s ongoing mining efforts in the DRC. The due diligence report that Och-Ziff received on DRC Partner noted that this mining company had a “troubled relationship with the DRC government,” that accusations of money laundering against the company had been made by the DRC minister of mines, and that one major shareholder in the entity (“Zimbabwe Shareholder”) had been expelled from the DRC. The report also noted that the company’s mining license was “under review” in the DRC.

50. Och-Ziff Employee B traveled to Zimbabwe and the DRC in March 2008 and met Zimbabwe Shareholder prior to the transaction, purportedly to assess the company’s assets and infrastructure. After this trip, Och-Ziff negotiated a lower share price and then doubled its investment in this company to a total of $150 million. Och-Ziff thereafter funded approximately $150 million from its managed investor funds in March 2008 to purchase shares in the mining company.

51. Within days of the investment, the mining company publicly announced that it had acquired an interest in a platinum asset in Zimbabwe. This was inconsistent with Och Ziff’s understanding that money would be used for existing DRC mining operations. The Zimbabwean government had recently seized the platinum asset from another mining entity and then resold it to a holding company affiliated with the Zimbabwe Shareholder and the Zimbabwe state owned mining company. The Zimbabwe Shareholder then transferred the holding company to the DRC-based mining company in exchange for additional shares in the mining company. The same announcement also noted that the mining company had agreed to loan $100 million to the holding company following the acquisition. Och-Ziff was aware of subsequent press reports, denied by the mining company, alleging that the proceeds of that loan were diverted to a political party in Zimbabwe.

52. In June 2008, Och-Ziff Employee A forwarded to Och-Ziff Employee B a text message from the CEO of AML which said that the mining company Och-Ziff had just invested in had “paid 4 arms into zim[babwe], and rented boat from china. Journo has bank transfers, aparently [sic].” Neither informed anyone else at Och-Ziff of these accusations, took steps to determine whether these accusations were true, or limited Och-Ziff’s relationship with DRC Partner or the mining company.

C.	Corrupt Takeover of DRC Mining Company

53. Also in April 2008, Och-Ziff caused AGC I to enter into an approximately $124 million convertible loan with a holding company affiliated with DRC Partner. The stated uses of these funds were threefold: first, to provide DRC Partner with approximately $15 million to purchase a Congolese entity that had acquired the rights to a valuable mining asset in the DRC (the longstanding asset of a Canadian mining company) through an ex parte default judgment in the DRC that resulted in judicial misconduct proceedings; second, to provide DRC Partner with approximately $100 million to purchase a majority stake in that Canadian mining company in exchange for resolving its legal issues; and third, to advance an additional $9 million to be used for future mining operations in the DRC. Och-Ziff Employee A and Och-Ziff Employee B knew that the true purpose of the transaction, however, was to provide DRC Partner with funds to pay bribes to facilitate the takeover of the Canadian mining company for the benefit of Och-Ziff and DRC Partner.

54. Och-Ziff Employee A structured the transaction as a convertible loan. The company had received legal advice from outside counsel indicating that less due diligence on the use of proceeds and counterparties was required in a standard commercial convertible loan versus an equity investment. However, in March 2008 outside counsel also advised Och-Ziff that any transaction with DRC Partner would be “high risk,” but:

“[P]rovided [DRC Partner] has no discretion with regard to how to spend the proceeds of the loan, we see no AML or anti-corruption issue. If he has any discretion, our answer will be different and we need to discuss further.”

55. Och-Ziff was also advised to consider a “right of audit” post-transaction, depending on DRC Partner’s “foreseeable role” should Och-Ziff convert its loan into equity. Och-Ziff then proceeded with the convertible loan. Och-Ziff obtained representations and warranties regarding anti-corruption from the holding company receiving the loan but not from DRC Partner, and did not undertake additional due diligence into DRC Partner or his assets in the DRC.

56. The transaction gave Och-Ziff control over what assets could be bought or sold by the entity, equity conversion rights into DRC Partner’s entity, a pledged interest in the shares of the Congolese entity, and a right to future deals with DRC Partner in the DRC. Moreover, the transaction gave DRC Partner complete discretion over how to use approximately $24 million of the funds provided by Och-Ziff. Further, Och-Ziff understood this transaction was part of a broader, ongoing partnership with DRC Partner. Finally, both Och-Ziff Employee A and Och-Ziff Employee B knew that DRC Partner was going to use a portion of the funds to pay bribes, and knew that the transaction was structured to accomplish that goal. This knowledge was not shared with others within Och-Ziff or with outside counsel.

57. DRC Partner used the first tranche of approximately $15 million provided by Och-Ziff to bribe Congolese government officials. Och-Ziff provided these funds to DRC Partner purportedly to purchase the Congolese entity while the legal action involving the Congolese entity was still in progress in the DRC courts. Och-Ziff, through an AGC I subsidiary created specifically for this transaction, sent the funds to a client account at DRC Partner’s law firm in Gibraltar. From there, Och-Ziff had no ability to control or limit DRC Partner’s use of those funds or even to trace where the funds went. DRC Partner then bribed multiple DRC government officials, including judges, to secure the legal judgment that gave him the leverage to buy a controlling interest in the Canadian mining company.

58. The Canadian mining company voted to approve a private placement to effectuate the takeover by DRC Partner and Och-Ziff in June 2008. Och-Ziff was involved in the takeover proceedings in Canada as the financial backer of DRC Partner. Once approved, Och-Ziff sent an additional approximately $100 million through which DRC Partner acquired a majority stake in the listed shares in the Canadian mining company.

59. The third tranche of the transaction involved loaning an additional $9 million to DRC Partner. Contrary to the original structure of the deal which required DRC Partner to use the funds on mining expenses, in October 2008 Och-Ziff instead agreed to provide these funds to DRC Partner to compensate him for previously incurred DRC expenses, thus giving him discretion over how he spent the funds provided. As a result, Och-Ziff failed to conduct proper due diligence or limit DRC Partner’s discretion in his use of the funds. Och-Ziff again transferred the money to DRC Partner’s law firm account in Gibraltar. DRC Partner, in turn, used the money to fund his ongoing bribe payments in the DRC.

60. After providing the $9 million to DRC Partner, beginning in November 2008 Och-Ziff conducted a review of his past expenses to determine whether DRC Partner had actually spent funds on DRC mining operations. During this review, Och-Ziff Employee B and other AGC employees learned that records kept by DRC Partner disclosed payments for travel expenses questionable expenses, and “gratuities” for the benefit of DRC government officials. This prompted one AGC employee to note in a draft report: “Satisfactory answers could not be extracted during my discussions … for some of these expenses and it leads one to believe that these are actually the costs of maintaining ‘political alignment’ and for ‘protocol’ with the authorities in the DRC — in other words with senior Government officials. This issue needs to be investigated at the highest level directly with [DRC Partner]. This issue should be flagged as a concern considering AGC’s compliance requirements.” (emphasis in original) Rather than investigate or report these potential bribe payments, Och-Ziff Employee B caused others to edit the report to remove the reference to corruption and call for investigation.

61. Based on the foregoing facts, Och-Ziff violated Sections 30A and 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act through its intentional payment of bribes to DRC government officials through its 2008 convertible loan transaction with DRC Partner, inaccurate recording of the bribe payments on its books and records, and failure to implement or maintain appropriate internal accounting controls to prevent the use of its funds to pay bribes. Further, by his acts or omissions Och caused violations of Section 13(b)(2)(A) of the Exchange Act by Och-Ziff, and by his acts or omissions Frank caused violations of Sections 13(b)(2)(A) and 13(b)(2)(B) by Och-Ziff. In addition, OZ Management violated Section Sections 206(1) and 206(2) of the Advisers Act by failing to prevent the use of managed investor funds in corrupt transactions by DRC Partner in the 2008 convertible loan transaction.

D.	Bribes To Consolidate and Sell DRC Assets

62. Och-Ziff’s relationship with DRC Partner continued throughout 2009 and 2010. During that time, Och-Ziff learned of additional transactions in which DRC Partner acquired mining assets in the DRC under suspicious circumstances. Och-Ziff considered and ultimately did not invest capital in these other transactions, but did not sever its relationship with DRC Partner. During this time, DRC Partner acquired additional assets yet failed to repay the initial loan, which Och-Ziff extended without negative repercussions on the relationship. Further, Och-Ziff Employee A and Och-Ziff Employee B continued to work on new transactions and funding ideas with DRC Partner.

63. During the course of the relationship, Och-Ziff was aware of DRC Partner’s ability to influence DRC government officials. Och-Ziff Employee B used DRC Partner to set up meetings for Och-Ziff and its partners with multiple DRC senior government officials, including a high level executive with the state owned mining company. Och-Ziff Employee B, Och-Ziff Employee A, and others frequently discussed DRC Partner’s high-level connections in the DRC, including his “key guy,” a top advisor to a senior DRC government official, and secret agreements with other government officials.

64. In November 2010, DRC Partner asked Och-Ziff Employee A to provide him with a margin loan as part of his efforts to consolidate his DRC operations. The purpose of the loan was not made clear to others within Och-Ziff, nor was the intended use of all proceeds specified by DRC Partner. DRC Partner’s representatives noted that the funds were needed to make intercompany loans and “fund existing activities” and “acquisitions of other interests” by DRC Partner. Och-Ziff did not conduct due diligence on the corruption risk or the intended use of proceeds, but did conduct diligence on the publicly-traded stock that secured the loan. Och-Ziff made this loan from Och-Ziff funds rather than through AGC II. The principal loan amount was increased in February 2011. All told, Och-Ziff loaned $130 million to DRC Partner in 2010-2011.

65. Och-Ziff did not follow its internal controls or conduct sufficient due diligence on the intended use of proceeds by DRC Partner. A portion of the loan went to pay down an outstanding third-party debt for DRC Partner. Och-Ziff provided the remainder of the loan, more than $84 million, to DRC Partner with no insight into DRC Partner’s use of proceeds, although Och-Ziff knew that he would use the money to fund additional acquisitions and ongoing activities among his network of offshore entities. Och-Ziff again transferred money from its investor funds to DRC Partner’s law firm client account in Gibraltar, after which Och-Ziff had no insight or control over how DRC Partner used the funds. DRC Partner used a portion of the funds provided by Och-Ziff to pay bribes in the DRC.

66. Och-Ziff Employee A and Och-Ziff Employee B knew that DRC Partner would use the money provided by Och-Ziff to pay bribes. These bribes were part of his efforts to acquire additional assets and consolidate his DRC holdings in order to sell those holdings to a third-party mining company. Och-Ziff Employee A and Och-Ziff Employee B expected this consolidation to benefit Och-Ziff by receiving repayment and interest on its loans, which was accomplished in 2012. Och-Ziff Employee A, Och-Ziff Employee B, and the CEO of AGC were all involved in DRC Partner’s efforts to sell his DRC holdings and acquire additional assets. Och-Ziff continued to seek new deals from DRC Partner during this time, including deals relating to Company A and AGC I.

67. In December 2012, the outstanding loans relating to DRC Partner were repaid to Och-Ziff in full, with interest, as part of a transaction in which DRC Partner sold his DRC mining entities to a third-party mining company.

68. Based on the foregoing facts, Och-Ziff violated Sections 30A and 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act through its intentional payment of bribes to DRC government officials through its 2010 and 2011 transaction with DRC Partner, inaccurate recording of the bribe payments on its books and records, and failure to devise or maintain internal controls sufficient to provide reasonable assurances that its funds would not be used to pay bribes. Further, by his acts or omissions Och caused violations of Section 13(b)(2)(A) of the Exchange Act by Och-Ziff, and by his acts or omissions Frank caused violations of Sections 13(b)(2)(A) and 13(b)(2)(B) by Och-Ziff. OZ Management further violated Sections 206(1) and 206(2) of the Advisers Act by failing to prevent the misuse of managed investor funds in corrupt transactions by its business partner in the 2010 and 2011 transaction.

Misrepresentations, Self-dealing, and Misuse of Investor Funds in AGC II

69. The second part of Och-Ziff’s Africa strategy, AGC II, was formed in 2008. While AGC I was a closed fund to which only Och-Ziff managed investor funds contributed capital, for AGC II Och-Ziff sought capital from multiple outside investors, and successfully marketed the fund to one existing OZ Management limited partner, a private entity (“the Investor”). In addition, a separate fund made up of investments by individual Och-Ziff partners (“OZ Partners Fund”) agreed to fund AGC II in an amount equal to the Investor.

A.	Material Omissions From Company A Transaction

70. In July 2009, Och-Ziff learned that in government-to-government discussions between high-level government officials from South Africa and Congo-Brazzaville that Company A, an AGC oil exploration portfolio company, had been given the opportunity to buy a 25% stake in an oil field off the coast of Congo-Brazzaville. According to Company A’s CEO, this was “an excellent opportunity afforded to us from the close relationship between [the ruling political party in South Africa] and [senior Congo-Brazzaville government official] and our prior efforts in Congo B.”

71. Och-Ziff was told that Company A had purportedly been designated by a high-ranking South African government official to participate in this transaction for reasons not fully described to Och-Ziff. Och-Ziff later learned that a third-party South African entity was to be given a 25% interest in Company A’s stake in the oil asset. This interest was to be a “free carry” for the South African-designated entity, meaning Company A would fund the entire purchase of the oil asset from the current owner (an Italian oil company) and also fund all ongoing costs associated with the oil asset while the South African-designated entity received a percentage of the equity at no cost. Company A initially described this partner in various communications as either “Partner X” or “the government.” After “Partner X” was named, Och-Ziff conducted due diligence and learned of allegations relating to its South African owners for corruption, arms dealing, and ties to the ruling South African political party. One of the owners of “Partner X” was described in a background report as an “associate and benefactor” of a high-ranking South African government official. Apart from receiving the free equity interest, the South African entity was to have no overt role in the transaction or in the ongoing oil asset. When the South African entity refused to provide sufficient explanation as to its role in the transaction, Och-Ziff declined to participate in the transaction in January 2010.

72. In February 2010, Och-Ziff Employee A and others at AGC made a new push to get the transaction approved. This time, the CEO of Company A claimed that South African Business Partner, who himself had close ties to South African politicians, was given the opportunity to invest in the oil asset by the government of Congo-Brazzaville to compensate him after his prior interests in Congo-Brazzaville (which had been funded by Och-Ziff via its 2007 loan) were awarded to another entity. South African Business Partner then purportedly designated Company A (in which he and AGC I held interests) as his proxy for this opportunity. Under the new terms, South African Business Partner would also receive $13 million from Company A (funded by AGC II) as compensation for his prior losses. Another individual with close ties to a high-ranking government official in Congo-Brazzaville (“CB Intermediary”) would now participate in the transaction as an additional introducer. CB Intermediary was to be compensated for his role in arranging the transaction between South African Business Partner and the high-ranking government official in Congo-Brazzaville. For his efforts, CB Intermediary would receive a $5 million payment as well as 25% of Company A’s stake in the project at no cost.

73. Och-Ziff recognized that the change of circumstances surrounding the resurrected deal constituted a significant corruption risk, but nonetheless began work to complete the deal. As part of due diligence, the CEO of Company A, South African Business Partner and CB Intermediary all submitted affidavits in which each confirmed the second origin story and the involvement of CB Intermediary. Och-Ziff Employee A championed the deal within Och-Ziff. Others at Och-Ziff, including Frank and members of the legal and compliance team, continued to have reservations with the transaction and the truthfulness of the parties. This led to a conference call where one Och-Ziff attorney called from his vacation in Italy in an effort to stop the deal from going forward. However, at Och-Ziff Employee A’s urging, Och-Ziff agreed to the investment.

74. Because the transaction involved payments to a related party for AGC II, South African Business Partner, Och-Ziff needed to obtain the consent of the Investor in order to proceed. Och-Ziff described the second origin story for the transaction and outlined the stated reasons for payments to South African Business Partner and CB Intermediary. The disclosure stated that lawyers had reviewed the relevant facts and documents and had provided an opinion as to the compliance of the deal with applicable laws and regulations. Yet Och-Ziff did not inform the Investor of all of the material circumstances surrounding the transaction or how the transaction came to Company A. Och-Ziff failed to disclose any facts regarding the initial sourcing of the transaction or the initial presence of a different proposed partner in the deal. Och-Ziff also failed to inform the Investor that, under the original transaction terms, there were no payments to any intermediaries, including South African Business Partner. Further, Och-Ziff failed to inform the Investor that neither South African Business Partner nor CB Intermediary had a role in sourcing the transaction when it was initially presented. The omitted information was material to the corruption risk and the validity of paying $18 million to two intermediaries in the transaction. Och-Ziff also informed the Investor that steps would be taken by Company A to ensure that the funds were used appropriately, including paying the intermediaries into segregated accounts, and restricting and monitoring future transfers by both intermediaries in order to prevent corruption. However, Och-Ziff did not ensure such controls were instituted or followed by Company A, and subsequent inquiries by Och-Ziff were insufficient to ensure such steps were in fact followed. The Investor consented to the transaction based on this limited, misleading information.

75. Company A, using funds provided by Och-Ziff through AGC II, did not pay South African Business Partner via a segregated account. AGC II funds provided to Company A were in turn transferred to a non-segregated account controlled by South African Business Partner. Within weeks, South African Business Partner transferred a significant portion of the $13 million he received from Company A to CB Intermediary’s account in Lebanon.

76. Based on the foregoing, OZ Management violated Section 206(4) and Rule 206(4)¬8 of the Advisers Act by omitting material information regarding the above transaction from its disclosures to the Investor.

B.	Transaction to Fund Corrupt Business Efforts in Guinea

77. In April 2011, Och-Ziff, via AGC II, purchased shares in another London-based oil and gas company in which AGC I, South African Business Partner, the South African conglomerate, and other Och-Ziff funds already held significant shares. Och-Ziff Employee A and Och-Ziff Employee B structured the transaction to provide South African Business Partner with $52 million in cash to use for undisclosed purposes, including self-dealing to benefit Och-Ziff. Transaction documents created by Och-Ziff Employee B were intentionally misleading so that the transaction would be approved by Och-Ziff and the Investor.

78. In 2010, Och-Ziff Employee B became aware that South African Business Partner had high-level contacts with a senior government official in the Guinea and his family, and that such contacts provided access to potential mining deals in that country. Communications involving Och-Ziff Employee B and others at AGC with a consultant in July 2010 noted that “the [senior Guinean government official] has instructed [mining company] to deal only with me as a first proposal, exclusivity… iF YOU ARE INTERESTED AND ABLE TO FULLFILL [sic] their request i can organize ASAP a meeting for you with the representative and the [senior Guinean government official’s] son in Paris this week…” Another email in August 2010 with the consultant stated that he had “access to Guinee Mining and Ennergy [sic] classified information” through his contact with the this Guinean government official and his family. The consultant, who worked directly with South African Business Partner, also let AGC and Och-Ziff Employee B know that he was traveling to the United States with this senior Guinean government official to demonstrate his influence.

79. Beginning in February 2011, South African Business Partner sought assistance from Och-Ziff, and in particular Och-Ziff Employee B, to create a means for South African Business Partner and potentially AGC II to benefit financially from future Guinean government actions.

80. Och-Ziff Employee A and Och-Ziff Employee B, along with the CEO of AML and South African Business Partner, conceived of a related-party transaction that would accomplish these goals. They decided to sell shares in the oil and gas company from the South African conglomerate to AGC II so that South African Business Partner could use the capital from the transaction to fund their efforts in Guinea. The initial effort stalled, however, because South African legal restrictions on the sale of shares precluded the involvement of South African Business Partner. As Och-Ziff Employee B told Och-Ziff Employee A, there was “no point for them” if South African Business Partner’s company didn’t end up with cash from the transaction to invest in Guinea. Ultimately a new scheme was devised that would leave South African Business Partner with $52 million from AGC II’s purchase of shares in this mining company. According to the deal documents, South African Business Partner was to buy 31.5 million shares in the oil and gas company from the South African conglomerate for $77 million and then immediately resell 18.5 million of those shares to AGC II for $77 million. Based on the false information provided by Och Ziff Employee A and Och-Ziff Employee B, this transaction was then approved by Och-Ziff and the Investor.

81. Contrary to the deal documents and the understanding of the Investor, Och-Ziff Employee A and Och-Ziff Employee B knew that South African Business Partner would not pay the full $77 million to the South African conglomerate. South African Business Partner bought 31.5 million shares in this mining company for only $25 million, and then immediately resold 18.5 million shares in that same company to AGC II for $77 million, providing South African Business Partner with $52 million and an additional 13 million shares in the company. With the $52 million, South African Business Partner then paid $2.1 million to Och-Ziff to satisfy an outstanding debt relating to AGC I (in which the Investor had no interest), $25 million to the government of Guinea to try to secure access to valuable mining investments there, $1 million to the agent affiliated with the a high level Guinean government official and his family, and the remainder to personally benefit himself and his business partners.

82. Och-Ziff Employee A and Och-Ziff Employee B knew the true terms of the transaction and the use of funds by South African Business Partner. Prior to the share purchase, the CEO of AML wrote to Och-Ziff Employee B: “How can we get agc to put 50m into guinea?” Och-Ziff Employee B then began working on the share purchase by AGC II, understanding the need to create $50 million in “profit” to help South African Business Partner “invest” in Guinea. Och-Ziff Employee B understood the need to generate surplus revenue from the transaction, and wrote: “I don’t know what you guys are thinking re [company share] price being close. There has to be at least GBP 1/share difference to leave [South African Business Partner] with $50m for Guinea.” Och-Ziff Employee A and Och-Ziff Employee B also knew that undisclosed terms existed from the originating transaction. South African Business Partner described the undisclosed terms of the deal to Och-Ziff Employee B who shared them with Och-Ziff Employee A. The undisclosed terms included additional “cash local out of [South African] registered co,” and undisclosed cash to repay “bank debt” to the AGC CEO’s company, the South African conglomerate, in addition to money to purchase the shares. Further, Och-Ziff Employee B and Och-Ziff Employee A structured the transaction to allow South African Business Partner to “keep $3m for AGC I” in order to allow South African Business Partner to repay a debt to Och-Ziff. When told of Och-Ziff Employee B’s idea, Och-Ziff Employee A said “U (sic) tell them that” and Och-Ziff Employee B responded “I will.” Och-Ziff Employee B then confirmed with South African Business Partner that the deal was arranged, to which he replied: “Yip. Pay the 77m, and we pay 2m withim [sic] 24hr. It a technicality.”

83. Och-Ziff Employee A and Och-Ziff Employee B knew that the description of the transaction that was given to the Investor was materially misleading. The Investor was not told that South African Business Partner would be provided with $52 million from the transaction. The Investor likewise was not informed of the undisclosed terms of the transaction, or the link between the transaction and South African Business Partner’s payment of $25 million to the government of Guinea. The Investor was not informed of the related-party nature of the transaction, the changing terms of the transaction, or lack of arms-length negotiations for AGC II and its business partners. The Investor was further not told that the initial transaction in which South African Business Partner would buy the shares to sell to AGC had not yet occurred, but would in fact be funded by AGC II. Instead, Och-Ziff Employee A and Och-Ziff Employee B explained the price differential in the initial transaction between South African Business Partner and the South African conglomerate to the Investor falsely by claiming that the initial sale was initiated in 2009 and had been “recently completed.” The Investor likewise was not told of the self-dealing aspect of the transaction, which Och-Ziff Employee A and Och-Ziff Employee B designed to benefit Och-Ziff.

84. Och-Ziff failed to conduct appropriate due diligence or impose adequate restrictions to prevent the secret aspects of the transaction from occurring, including the payment of $1 million to South African Business Partner’s Agent, and its employees Och-Ziff Employee A and Och-Ziff Employee B provided the Investor with false and misleading information.

85. Based on the foregoing, Och-Ziff violated Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act through the inaccurate recording of the payment to South African Business Partner on its books and records, and failure to devise or maintain internal accounting controls sufficient to provide reasonable assurances to prevent the improper use of its funds. In addition, OZ Management violated Sections 206(1), 206(2), 206(4) and Rule 206(4)-8 of the Advisers Act by engaging in self-dealing and the improper use of managed investor funds, and by omitting material information regarding the above transaction from its disclosures to the Investor.

C.	Self-Dealing by Och-Ziff Employee A and South African Business Partner

86. Och-Ziff Employee A made an $18 million personal loan to Libyan Agent in 2008 in order to fund the Libyan Agent’s construction of a “super yacht.” Och-Ziff Employee A did not disclose the loan to others at Och-Ziff, and took security interests over several assets held by Libyan Agent to secure the loan. By 2010, Libyan Agent was unable to repay the loan. In order to get Libyan Agent funds to repay him, Och-Ziff Employee A arranged for AGC II to purchase shares in a London-based mining holding company from Libyan Agent. South African Business Partner was also a shareholder in this entity, as was another individual with whom Och-Ziff Employee A also had an outstanding £1 million loan arrangement.

87. In December 2010, Och-Ziff Employee A caused AGC II to purchase approximately $20 million in shares in this London-based holding company, which owned two mining assets in Africa. Och-Ziff falsely disclosed the sellers in the transaction as Libyan Agent and the other individual (who repaid his £1 million loan to Och-Ziff Employee A in the days before the transaction was finalized). Och-Ziff Employee A and Och-Ziff Employee B knew that South African Business Partner was an undisclosed seller of shares through Libyan Agent but kept this information from Investor and others at Och-Ziff.

88. Och-Ziff Employee A knew that the funds paid by AGC II to Libyan Agent would be used to satisfy his outstanding loan, and Och-Ziff Employee A arranged the transaction to effectuate that purpose. Och-Ziff Employee A had to approve the sale of shares in the London-based holding company by Libyan Agent because he held security over those shares through his personal loan; he did so in November 2010 to effectuate the AGC II purchase. Communications between Libyan Agent and Och-Ziff Employee A also confirmed that Och-Ziff Employee A would receive a $4 million partial repayment on his outstanding loan soon after the AGC II purchase was completed. Och-Ziff Employee A then received confirmation that the $4 million had been transferred to his personal account one day after AGC II funds were transferred to Libyan Agent. He did not disclose this information to others at Och-Ziff.

89. Och-Ziff Employee A also took steps to hide the sale of South African Business Partner’s shares in the entity because he understood that the Investor could reject the deal due to the conflict of interest. Two weeks before the transaction closed, Och-Ziff Employee B informed Och-Ziff Employee A that “[South African Business Partner] won’t back away from [transaction], wants deal as agreed.” Och-Ziff Employee A and Och-Ziff Employee B then worked to ensure that South African Business Partner was able to sell his shares in secret using Libyan Agent as his proxy. An associate for South African Business Partner texted Och-Ziff Employee B regarding the secret terms of the deal (“Each party must shed 20perc for us to come in. Does not reflect in current [legal] agreement. This include [other parties]. Was agreed. Cheers.”), and Och-Ziff Employee B was aware of the agreement between Libyan Agent and South African Business Partner (“Our agreement on our side with party x is ready,” “must I do anything on my side re [disclosed sellers] to get … agreements signed and finalized. Sorry for push but… I want our thing with [Libyan Agent] done before everyone here leaves. Thx. Let me know.”).

90. The Investor was not told of the self-dealing and personal interests of Och-Ziff Employee A and South African Business Partner in the transaction and, as a result, gave its approval without the benefit of that material information. Och-Ziff Employee B assisted Och-Ziff Employee A in finalizing the transaction, and was also aware of the self-dealing involving South African Business Partner. Neither Och-Ziff Employee A nor Och-Ziff employee B disclosed this material information to the Investor or to others at Och-Ziff.

91. AGC II transferred more than $9 million to Libyan Agent’s account in late 2010 in consideration for the shares. Libyan Agent then transferred $4 million to Och-Ziff Employee A’s personal account in partial repayment of the loan, and another $4 million to accounts for the benefit of South African Business Partner.

92. In 2012, Och-Ziff Employee A and Libyan Agent created a false document regarding this transaction in order to hinder the investigation into Och-Ziff Employee A’s self-dealing. That letter was backdated to October 2010, prior to this transaction, and purportedly came from Libyan Agent. The letter stated in part: “I would like to confirm that should a transaction be executed between us, none of the sales proceeds will be applied towards any repayment of the outstanding loan that you provided to us.” The letter was a lie, and the funds paid to Och-Ziff Employee A in December 2010 came directly from the proceeds of the AGC II purchase of shares from Libyan Agent.

93. Based on the foregoing, OZ Management violated Sections 206(1) and 206(2) based on the self-dealing of Och-Ziff Employee A which was not disclosed to the Investor.

Och-Ziff Did Not Follow Its Recommended Anti-Corruption Policies

94. In 2007, with the assistance of outside counsel, Och-Ziff began work on an anti-corruption policy and procedures which was finalized in April 2008. This policy and procedures, which applied to OZ, OZM, OZ Europe, AML, AGC, and all of OZ’s affiliates, required rigorous due diligence and anti-corruption measures designed to provide reasonable assurances that transactions: (i) were executed in accordance with management’s general or specific authorization; and (ii) were recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets.

95. For high risk transactions like those described above, Och-Ziff’s policy recommended due diligence steps including:

a.	Obtaining copies of the most recent financial statements for its business partners;

b.	Identifying all shareholders owning or controlling each business partner, and the nature of that control;

c.	Requesting references from financial institutions that have existing business relationships with business partners and clients;

d.	Making all payments in the country in which an agent resides;

e.	Accessing business partner books and records and utilizing a right-to-audit on a periodic basis;

f.	Re-checking and confirming due diligence for business partners on an ongoing basis;

g.	Reviewing of all monies paid out by business partners as part of ongoing due diligence;

h.	Conducting heightened due diligence in business transactions involving government officials or state-owned businesses, where the business partner’s only contribution is influence, or where the partner refuses to put agreements or proof of expenditures in writing; and

i.	Obtaining annual certifications by the chief financial officer and chief legal officer that all foreign business partners have complied with the firm’s anti-corruption policies and procedures.

96. Och-Ziff failed to follow its own recommended due diligence steps in connection with the transactions set forth above.

97. Despite the presence of corruption risks in the above transactions, Och-Ziff did not impose sufficient procedures or measures to prevent corruption or provide reasonable assurance that the transaction documents accurately reflected the third party’s use of funds. Och-Ziff did not conduct sufficiently heightened due diligence in transactions involving state-owned entities, and failed to limit the interactions of its business partners with government officials. Och-Ziff knew of the close connections between its business partners, counterparties, agents and government officials. In fact, it chose them in part for their ability to influence to high-ranking government officials. Rather than limit such connections, Och-Ziff’s insufficient controls allowed its business partners and agents to exploit those relationships through bribery to benefit Och-Ziff. Och-Ziff Employee A knew that Och-Ziff’s business partners in Africa bought assets and made payments without oversight or control from Och-Ziff, and allowed such practices to continue despite the high risk of corruption.

98. Och-Ziff failed to conduct sufficient due diligence on asset purchases by its business partners. When due diligence on agents and business partners disclosed significant red flags, the company proceeded with the relationship without imposing sufficient limitations on the way the agents and business partners conducted business or used funds provided by Och-Ziff. Och-Ziff allowed its agents to use shell companies located in other jurisdictions to receive payment, failed to place restrictions on the agents themselves rather than their shell companies, transmitted payments through third-parties after which Och-Ziff had no oversight on the funds, and failed to monitor or audit how its agents used the Och-Ziff investor funds they were provided.

99. Och-Ziff entered into agreements with consultants and agents without conducting sufficient due diligence on the recipient of the funds or the role played by those agents and consultants. In some cases, Och-Ziff knew that AGC or its business partners in AGC were using consultants paid with Och-Ziff funds, yet took no steps to either conduct due diligence on those consultants or ascertain the basis for payments to those consultants. This led to bribes to government officials in Libya, Chad, and Niger.

100. Och-Ziff failed to implement sufficient safeguards to prevent corruption in ongoing joint ventures and investments. Och-Ziff was aware of significant corruption risks in its AGC joint venture, including a high risk of corruption with its partners in AGC. Och-Ziff failed to adequately address those risks and continued to give investor funds to AGC without appropriate oversight. Och-Ziff also continued to rely on its business partners in AGC despite knowledge of alleged criminal activity by those partners in other transactions. At no time did Och-Ziff audit the bank records, expenditures, or financial statements of its business partners or of AGC to ensure compliance with Och-Ziff’s internal controls and anti-corruption policies.

101. Och-Ziff failed to use its leverage to terminate transactions, foreclose on collateral, or bring legal action against its business partners. At no time did Och-Ziff exert its legal rights against its business partners. Instead, Och-Ziff allowed these corrupt relationships to continue in an effort to secure a return on investment rather than sever ties with illegal activity.

Och-Ziff Violated the Books and Records and Internal Controls Provisions of the FCPA

102. Och-Ziff was required to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer. Och-Ziff’s policies and procedures required it to accurately document the purpose and authorization for expenditures of assets by the underlying managed funds. Och-Ziff inaccurately recorded the authorizations for the funds disbursed for these improper transactions as investments, loans, “deal fees,” “subscription amounts,” payments to business partners, payments to agents, or “professional services fees,” including portions of the funds that were used to pay bribes and other improper payments. The manner in which these authorizations were recorded on Och-Ziff’s books and records did not accurately describe the disposition of these assets.

103. Och-Ziff likewise failed to establish or maintain a system of internal accounting controls sufficient to ensure that certain of these transactions were properly recorded. Och-Ziff failed to devise or maintain a system of internal accounting controls sufficient to provide reasonable assurances that certain of these transactions were properly recorded. Och-Ziff failed to implement and maintain sufficient internal accounting controls to provide reasonable assurances that investor funds were not used to pay bribes, or to prevent self-dealing and misuse of investor funds by its business partners. Och-Ziff also failed to take corrective measures, obtain verification of payments, or seek to exercise contractually available audit or cancellation rights with its business partners, despite knowledge of improper payments and the high risk of corruption. Och-Ziff’s internal accounting controls failed to stop ongoing payments and transactions even after improprieties and potential corruption were discovered by Och-Ziff.

Failures by Och and Frank

104. Och had final authority to approve all private investments by Och-Ziff, including all transactions described above. Och was aware of the risk of corruption in the transactions with DRC Partner, and contrary to the recommendation of his legal and compliance team, he approved the use of Och-Ziff investor funds in those transactions. As a consequence, Och caused Och-Ziff’s violations of the books and records provision of the Foreign Corrupt Practices Act (“FCPA”).

105. Frank had ultimate responsibility for maintaining Och-Ziff’s and OZ Management’s books and records and for authorizing all uses of Och-Ziff funds. Under Och-Ziff’s structure at the time, the head of legal and compliance reported to Frank as chief financial officer. Frank was responsible for ensuring that all transactions were recorded accurately and in accordance with generally acceptable accounting procedures and was likewise responsible for devising and maintaining Och-Ziff’s internal accounting controls. Frank was also ultimately responsible for devising and maintaining Och-Ziff’s internal accounting controls sufficient to provide reasonable assurances that transactions: (i) were executed in accordance with management’s general or specific authorization; and (ii) were recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets.

106. Each transaction described above required Frank’s authorization of the relevant disbursements. In the two DRC transactions and the LIA fee payment involving bribery, failures of Och-Ziff’s internal controls, and books and records violations, Frank failed to ensure that required information regarding transactions was documented accurately, that appropriate business partner information and due diligence was obtained, that transactions were structured properly to avoid corruption, and that ongoing due diligence and audits were performed to prevent or detect improper use of Och-Ziff investor funds. Frank approved Och-Ziff’s payments in the transactions with DRC Partner in which he believed there was a high risk of corruption. Despite his concerns, Frank deferred to Och as the final decision maker and executed payment on the 2008 convertible loan and 2010-2011 margin loan with DRC Partner per Och’s approval. As a consequence, Frank caused violations of the internal controls and books and records provisions of the FCPA by Och-Ziff in the three transactions noted above.

Deferred Prosecution Agreement

107. Och-Ziff has entered into a deferred prosecution agreement with the United States Department of Justice that acknowledges responsibility for criminal conduct relating to certain of the findings in the Order. Specifically, Och-Ziff acknowledges responsibility for two counts of conspiracy to commit offenses against the United States in violation of Title 18, United States Code, Section 371, that is, for (i) violating the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), 15 U.S.C. § 78dd-1, (ii) violating the FCPA’s books and records provisions, 15 U.S.C. § 78m(b)(2)(A), (b)(4), (b)(5), and 78ff(a), and (iii) violating the FCPA’s internal controls provisions, 15U.S.C. § 78m(b)(2)(B), (b)(4), (b)(5) and 78ff(a).

108. OZ Africa Management GP, LLC (“OZ Africa Management”), a subsidiary of Och-Ziff, has entered into a plea agreement with the United States Department of Justice relating to certain findings in the Order. Specifically, OZ Africa Management has agreed to plead guilty to one count of conspiracy to commit offenses against the United States in violation of Title 18, United States Code, Section 371, that is for violating the anti-bribery provisions of the FCPA, 15 U.S.C. § 78dd-1.

109. Respondent Och-Ziff acknowledges that the Commission is foregoing a one-time $173,186,178 civil penalty for these charges based upon the imposition of a $213,055,689 criminal penalty as part of Och-Ziff’s settlement with the United States Department of Justice.

Legal Standard and Violations

110. Section 30A of the Exchange Act prohibits any issuer with a class of securities registered pursuant to Section 12 of the Exchange Act, or any officer, director, employee, or agent acting on behalf of such issuer, in order to obtain or retain business, from corruptly giving or authorizing the giving of, anything of value to any foreign official for the purposes of influencing the official or inducing the official to act in violation of his or her lawful duties, or to secure any improper advantage, or to induce a foreign official to use his influence with a foreign governmental instrumentality to influence any act or decision of such government or instrumentality. 15 U.S.C. § 78dd-1.

111. Under Section 13(b)(2)(A) of the Exchange Act, issuers with a class of securities registered pursuant to Section 12 of the Exchange Act are required to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the issuer. 15 U.S.C. § 78m(b)(2)(A).

112. Under Section 13(b)(2)(B) of the Exchange Act, issuers with a class of securities registered pursuant to Section 12 of the Exchange Act are required to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. 15 U.S.C. § 78m(b)(2)(B).

113. Section 206 of the Advisers Act makes it unlawful for any investment advisers, directly or indirectly, to (1) “employ any device, scheme, or artifice to defraud any client or prospective client” or (2) “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.”

114. Section 206(4) of the Advisers Act prohibits an investment adviser from, directly or indirectly, engaging in any act, practice or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-8(a)(1) thereunder prohibits an investment adviser to a pooled investment vehicle from making an untrue statement of material fact or omitting to state a material fact necessary to make the statements made not misleading to investors or prospective investors in those pools. Rule 206(4)-8(a)(2) thereunder provides that it is a fraudulent practice for an investment adviser to a pooled investment vehicle to engage in “fraudulent, deceptive, or manipulative” conduct with respect to any investor or prospective investor in the pooled investment vehicle.

115. As a result of the conduct described above, Och-Ziff willfully violated Sections 30A, 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act by participating in bribe schemes to win or retain business for Och-Ziff, by falsely recording those bribe payments on its books and records, and by failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that its transactions comported with Generally Accepted Accounting Principles.2

116. As a result of the conduct described above, OZ Management willfully violated Sections 206(1) and 206(2) of the Advisers Act by using managed investor funds in the payment of bribes and self-dealing in transactions involving AGC I and AGC II. OZ Management violated Section 206(4) and Rule 206(4)-8 of the Advisers Act for by making material misrepresentations regarding certain AGC II transactions to the Investor.

117. As a result of the conduct described above, Frank was a cause of violations of Section 13(b)(2)(A) of the Exchange Act by Och-Ziff, which requires an issuer to make and keep books and records that accurately and fairly reflect the dispositions of its assets, and violations of Section 13(b)(2)(B) of the Exchange Act by Och-Ziff, which requires an issuer to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that its transactions comported with Generally Accepted Accounting Principles.

118. As a result of the conduct described above in the two transactions with DRC Partner, Och was a cause of violations of Section 13(b)(2)(A) of the Exchange Act by Och-Ziff, which requires an issuer to make and keep books and records that accurately and fairly reflect the dispositions of its assets.

[2]	A willful violation of the securities laws means merely “‘that the person charged with the duty knows what he is doing.’” Wonsover v. SEC, 205 F.3d 408, 414 (D.C. Cir. 2000) (quoting Hughes v. SEC, 174 F.2d 969, 977 (D.C. Cir. 1949)). There is no requirement that the actor “‘also be aware that he is violating one of the Rules or Acts.’” Id. (quoting Gearhart & Otis, Inc. v. SEC, 348 F.2d 798, 803 (D.C. Cir. 1965)).

IV.

UNDERTAKINGS

Respondents Och-Ziff and OZ Management undertake to:

A. Implementation of Enhanced Internal Accounting Controls and Policies: Within thirty (30) days of entry of this Order, Och-Ziff and OZ Management agree to the following:

i.	Implement enhanced internal controls over foreign private equity investments, including enhanced transactional and partner due diligence, increased monitoring over use of Och-Ziff funds in transactions involving corruption risk through audit rights of its business and transactions partners and other available means, individual representations and warranties for principals in foreign private equity transactions; limited use of offshore holding companies as recipients for funds in foreign private equity transactions; and enhanced steps to identify the beneficial owner of offshore holding companies being paid in connection with foreign private equity transactions;

ii.	Institute policy forbidding use of third-party placement agents or middlemen in soliciting investors into Och-Ziff managed funds unless use of such agent is approved by the Business Risk Committee, and limited to regulated financial entities;

iii.	For foreign private equity transactions, institute a policy forbidding use of third-party consultants, finders, agents, or other intermediaries unless consistent with local law and approved by the Chief Compliance Officer or the Business Risk Committee;

iv.	Provide veto power over all matters coming before the company’s Business Risk Committee, for General Counsel and, separately, for Chief Compliance Officer;

v.	Establish investment committee to review all private equity transactions, and include participation on investment committee for General Counsel and Chief Compliance Officer or their designees; and

vi.	Require all private equity transactions be approved by Och-Ziff’s investment committee.

B. Separation of Chief Compliance Officer From Other Officer Positions: Within thirty (30) days of the entry of this Order, Och-Ziff and OZ Management agree to designate a Chief Compliance Officer who, for a period of five (5) years from the entry of this Order, shall not simultaneously hold any other officer position at Och Ziff or OZ Management while serving as Chief Compliance Officer.

Respondent Frank undertakes to:

A. In connection with this action and any related judicial or administrative proceeding or investigation commenced by the Commission or to which the Commission is a party, Respondent Frank (i) agrees to appear and be interviewed by Commission staff at such times and places as the staff requests upon reasonable notice; (ii) will accept service by mail or facsimile transmission of notices or subpoenas issued by the Commission for documents or testimony at depositions, hearings, or trials, or in connection with any related investigation by Commission staff; (iii) appoint Respondent’s attorney as agent to receive service of such notices and subpoenas; (iv) with respect to such notices and subpoenas, waives the territorial limits on service contained in Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, provided that the party requesting the testimony reimburses Respondent’s travel, lodging, and subsistence expenses at the then-prevailing U.S. Government per diem rates; and (v) consent to personal jurisdiction over Respondent in any United States District Court for purposes of enforcing any such subpoena.

Respondent Och undertakes to:

A. In connection with this action and any related judicial or administrative proceeding or investigation commenced by the Commission or to which the Commission is a party, Respondent Och (i) agrees to appear and be interviewed by Commission staff at such times and places as the staff requests upon reasonable notice; (ii) will accept service by mail or facsimile transmission of notices or subpoORDER enas issued by the Commission for documents or testimony at depositions, hearings, or trials, or in connection with any related investigation by Commission staff; (iii) appoint Respondent’s attorney as agent to receive service of such notices and subpoenas; (iv) with respect to such notices and subpoenas, waives the territorial limits on service contained in Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, provided that the party requesting the testimony reimburses Respondents’ travel, lodging, and subsistence expenses at the then-prevailing U.S. Government per diem rates; and (v) consents to personal jurisdiction over Respondent in any United States District Court for purposes of enforcing any such subpoena.

In determining whether to accept the Offers, the Commission has considered these Undertakings.

V.

Pursuant to this Order, without admitting or denying the allegations contained herein, Respondent Frank agrees to additional proceedings in this proceeding to determine what, if any, civil penalties pursuant to Section 21(B)(a) of the Exchange Act against Respondent Frank are in the public interest. In connection with such additional proceedings: (a) Respondent Frank agrees that he will be precluded from arguing that he did not violate the federal securities laws as described in this Order; (b) Respondent Frank agrees that he may not challenge the validity of this Order; (c) solely for the purposes of such additional proceedings, the findings of this Order shall be accepted as and deemed true by the hearing officer; and (d) the hearing officer may determine the issues raised in the additional proceedings on the basis of affidavits, declarations, excerpts of sworn deposition or investigative testimony, and documentary evidence.

VI.

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose sanctions agreed to in Respondents’ Offers.

Accordingly, pursuant to Section 21C of the Exchange Act and Sections 203(e), 203(f) and 203(k) of the Advisers Act, it is hereby ORDERED that:

A. Respondent Och-Ziff shall cease and desist from committing or causing any violations and any future violations of Sections 30A, 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act.

B. Respondent OZ Management shall cease and desist from committing or causing any violations and any future violations of Sections 206(1), 206(2) and 206(4) of the Advisers Act and Rule 206(4)-8 promulgated thereunder.

C. Respondent Frank shall cease and desist from committing or causing any violations and any future violations of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act.

D. Respondent Och shall cease and desist from committing or causing any violations and any future violations of Section 13(b)(2)(A) of the Exchange Act

E. Respondents Och-Ziff and OZ Management are censured.

F. Respondents Och-Ziff and OZ Management, shall, within 14 days of the entry of this Order, pay, jointly and severally, disgorgement of $173,186,178, and prejudgment interest of $25,858,989, for a total payment of $199,045,167 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). If timely payment is not made, additional interest shall accrue pursuant to SEC Rule of Practice 600.

G. Respondent Och shall, within 14 days of the entry of this Order, pay disgorgement of $1,900,000, reflecting his estimated share of gain to Och-Ziff resulting from the transactions with DRC Partner, and prejudgment interest of $273,718, for a total payment of $2,173,718 to the United States Treasury. If timely payment is not made, additional interest shall accrue pursuant to SEC Rule of Practice 600.

H. Respondents Och-Ziff, OZ Management, and Och must make payments in one of the following ways:

(1)	Respondents may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondents may make direct payment from a bank account via Pay.gov through the Commission Web site at: http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondents may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center

Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying the party paying as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Paul G. Block, Assistant Director, Division of Enforcement, Securities and Exchange Commission, Boston Regional Office, 33 Arch Street, Boston, MA 02110.

Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, each Respondent agrees that in any Related Investor Action, they shall not argue that they are entitled to, nor shall they benefit by, offset or reduction of any award of compensatory damages by the amount of any part of each Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, each Respondent agrees that they shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against any of the Respondents by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

I. Retention of Monitor: Respondent Och-Ziff shall comply with the following undertakings:

Term of Engagement

1. To engage an independent monitor (“Monitor”) not unacceptable to the Commission staff within sixty (60) days of the entry of this Order. Upon entry of the Order, the Company will propose to the staff a pool of three (3) qualified candidates to serve as the Monitor. If the staff determines, in their sole discretion, that any of the candidates are not, in fact, qualified to serve as the Monitor, or if the staff, in their sole discretion, are not satisfied with the candidates proposed, the staff reserve the right to seek additional nominations from the Company. The Monitor shall have, at a minimum, the following qualifications: (1) demonstrated expertise with respect to the FCPA and other applicable anti-corruption laws, including experience counseling on FCPA issues; (ii) demonstrated experience with respect to the Advisers Act and other applicable laws, including experience counseling on Advisers Act disclosure and compliance issues; (iii) experience designing and/or reviewing corporate compliance policies, procedures, and internal accounting controls, including FCPA and anti-corruption policies, procedures, and internal accounting controls, and Advisers Act disclosure policies, procedures, and controls; (iv) the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Order; and (v) sufficient independence from Och-Ziff to ensure effective and impartial performance of the Monitor’s duties as described in the Order.

2. The staff retain the right, in their sole discretion, to choose the Monitor from among the candidates proposed by the Company, though the Company may express its preference(s) among the candidates. In the event the staff reject all proposed Monitors, the Company shall propose an additional three candidates within thirty (30) calendar days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to both parties is chosen. The staff and the Company will use their best efforts to complete the selection process within sixty (60) calendar days of the filing of the Agreement and the accompanying Information. If the Monitor resigns or is otherwise unable to fulfill his or her obligations as set out herein and in Attachment D, the Company shall within thirty (30) calendar days recommend a pool of three qualified Monitor candidates from which the Offices will choose a replacement.

3. Och-Ziff shall retain the Monitor for a period of not less than thirty-six (36) months, unless the Commission staff finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the Monitor, in which case the monitorship may be terminated early (the “Monitorship”). The term of the Monitorship can be extended for an additional twenty-four (24) months, to a total of sixty (60) months from the date the Monitor is retained. The term of the Monitorship can be extended at the discretion of the staff and as set forth below.

4. During the Monitorship and for a period of two years from conclusion of the Monitorship, neither Och-Ziff nor any of its then-current or former affiliates, subsidiaries, directors, officers, employees, or agents acting in their capacity as such shall enter into, or discuss the possibility of, any employment, consultant, attorney-client, auditing, or other professional relationship with the Monitor.

Och-Ziff’s Obligations

5. Och-Ziff shall cooperate fully with the Monitor, and provide the Monitor with access to all non-privileged information, documents, records, facilities, and employees as reasonably requested by the Monitor; such access shall be provided consistent with Och-Ziff’s and the Monitor’s obligations under applicable laws and regulations, including, but not limited to, applicable data privacy and national security laws and regulations. Och-Ziff shall use its best efforts, to the extent reasonably requested, to provide the Monitor with access to Och-Ziff’s former employees, third-party vendors, agents, and consultants.

6. Och-Ziff agrees that no attorney-client, auditor-client, or similar relationship shall be formed between Och-Ziff and the Monitor. In the event that Och-Ziff seeks to withhold from the Monitor access to information, documents, records, facilities, and/or employees of Och-Ziff, its third-party vendors, agents, or consultants that may be subject to a claim of attorney-client privilege, the attorney work-product doctrine, or similar legal relationships, or where Och-Ziff reasonably believes production would otherwise be inconsistent with applicable law, Och-Ziff shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor. If during the Monitorship, the Monitor believes that Och-Ziff is unreasonably withholding access on the basis of a claim of attorney-client privilege, attorney work-product doctrine, or other asserted applicable law, the Monitor shall promptly notify the Commission staff. If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the staff. Such notice shall include a general description of the nature of the information, documents, records, facilities or current or former employees that are being withheld, as well as the legal basis for withholding access. The staff may then consider whether to make a further request for access to such information, documents, records, facilities, or employees

7. Any disclosure by Och-Ziff concerning potential corrupt payments, false books and records, and/or internal accounting control issues shall not relieve Och-Ziff of any otherwise applicable obligation to truthfully disclose such matters to the Commission staff.

Monitor’s Mandate

8. The Monitor shall evaluate the effectiveness of the internal accounting controls, recordkeeping, and financial reporting policies and procedures of Och-Ziff as they relate to Och-Ziff’s current and ongoing compliance with the anti-bribery, books and records, and internal accounting controls provisions of the FCPA, other applicable anti-corruption laws (the “anti-corruption laws”), and OZ Management’s related disclosure and compliance issues under the Advisers Act (“disclosure laws”), and make recommendations reasonably designed to improve the effectiveness of these policies and procedures (the “Mandate”). This Mandate shall include an assessment of the Board of Directors; and senior managements’ commitment to, and effective implementation of, the corporate compliance program. In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor may coordinate with Och-Ziff personnel, including in-house counsel, compliance personnel, and internal auditors. The Monitor may rely on the product of Och-Ziff’s processes, such as the results of studies, reviews, sampling and testing methodologies, audits, and analyses conducted by or on behalf of Och-Ziff, as well as Och-Ziff’s internal resources (e.g., legal, compliance, and internal audit), which can assist the Monitor in carrying out the Mandate.

9. During the Monitorship, the Monitor shall conduct an initial review and at least two (2) follow-up reviews and prepare an initial report and at least two (2) follow-up reports, and issue a Certification Report if appropriate, as described below.

Initial Review and Report

10. To carry out the Mandate, during the Term of the Monitorship, the Monitor shall conduct an initial review and prepare an initial report, followed by at least two follow-up reviews and reports as described below. With respect to the initial report, after consultation with the Company and the Commission staff, the Monitor shall prepare the first written work plan within thirty (30) calendar days of being retained, and the Company and the staff shall provide comments within thirty (30) calendar days after receipt of the written work plan. With respect to each follow-up report, after consultation with the Company and the Commission staff, the Monitor shall prepare a written work plan at least thirty (30) calendar days prior to commencing a review, and the Company and the Offices shall provide comments within twenty (20) calendar days after receipt of the written work plan. Any disputes between the Company and the Monitor with respect to any written work plan shall be decided by the Commission staff in their sole discretion.

11. In order to conduct an effective initial review and to understand fully any existing deficiencies in Och-Ziff’s internal accounting controls and corporate compliance program, or deficiencies in OZ Management’s Advisers Act compliance, the Monitor’s work plan shall include such steps as are reasonably necessary to understand Och-Ziff’s business and its global anti-corruption risks. The steps shall include:

a.	Inspection of relevant documents, including the internal accounting controls, recordkeeping, and financial reporting policies and procedures as they relate to the Mandate;

b.	Inspection of relevant documents and policies and procedures as they relate to the Mandate;

c.	Onsite observation of selected systems and procedures comprising Och-Ziff’s corporate compliance program, including anti-corruption compliance procedures, internal accounting controls, recordkeeping, due diligence, and internal audit procedures, including at sample sites;

d.	Meetings with, and interviews of, as relevant, Och-Ziff employees, officers, directors, and, where appropriate and feasible, its third-party vendors, agents, or consultants and other persons at mutually convenient times and places; and

e.	Risk-based analyses, studies, and testing of Och-Ziff’s and OZ Management’s corporate compliance program.

12. The Monitor may take steps as reasonably necessary to develop an understanding of the facts and circumstances surrounding prior violations of law that gave rise to this action, but shall not conduct his or her own inquiry into those historical events.

13. After receiving the initial work plan, Och-Ziff shall provide any comments concerning the initial work plan within thirty (30) days to the Monitor and Commission staff. Any disputes between Och-Ziff and the Monitor with respect to the initial work plan shall be decided by the Commission staff in its sole discretion. Following comments by Och-Ziff and Commission staff, the Monitor will have fifteen (15) days to make revisions to the initial work plan.

14. The initial review shall commence no later than one-hundred twenty (120) days from the date of the engagement of the Monitor (unless otherwise agreed by Och-Ziff, the Monitor, and the Commission staff). The Monitor shall issue a written report within one hundred twenty (120) days of commencing the initial review, setting forth the Monitor’s assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of Och-Ziff’s internal accounting controls and corporate compliance program as they relate to Och-Ziff’s compliance with the anti-corruption laws. The Monitor should consult with Och-Ziff concerning his or her findings and recommendations on an ongoing basis and should consider Och-Ziff’s comments and input to the extent the Monitor deems appropriate. The Monitor should share a draft of his or her report with Och-Ziff and Commission staff prior to finalizing them. The Monitor shall provide the report to the Board of Directors of Och-Ziff and contemporaneously transmit a copy to Commission staff.

15. Within one-hundred twenty (120) days after receiving the Monitor’s initial report, Och-Ziff shall adopt and implement all recommendations in the report, provided, however, that as to any recommendation that Och-Ziff considers unduly burdensome, impractical, or costly, or inconsistent with applicable law or regulation or otherwise inadvisable, Och-Ziff need not adopt that recommendation at that time, but may submit in writing to the Monitor and the Commission staff within sixty (60) days of receiving the report, an alternative policy, procedure, or system designed to achieve the same objective or purpose.

16. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five (45) calendar days after the Company serves the written notice. In the event Och-Ziff and the Monitor are unable to agree on an acceptable alternative proposal, Och-Ziff shall promptly consult with the Commission staff. Any disputes between Och-Ziff and the Monitor with respect to the recommendations shall be decided by the Commission staff in its sole discretion. The Commission staff will consider the Monitor’s recommendation and Och-Ziff’s reasons for not adopting the recommendation in determining whether Och-Ziff has fully complied with its obligations. Pending such determination, Och-Ziff shall not be required to implement any contested recommendation(s).

17. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one-hundred twenty (120) days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Commission staff.

First Follow-Up Review

18. Within one hundred-twenty (120) days after the issuance of the initial report, the Monitor shall submit a written work plan for the follow-up review to Och-Ziff and Commission staff. Och-Ziff and Commission staff shall provide any comments concerning the work plan within twenty (20) days in writing to the Monitor. Any disputes between Och-Ziff and the Monitor with respect to the written work plan shall be decided by the Commission staff in its sole discretion. Following comments by Och-Ziff and Commission staff, the Monitor will have ninety (90) days to make revisions to the follow-up work plan.

19. The follow-up review shall commence no later than one hundred-twenty (120) days after the issuance of the initial report (unless otherwise agreed by Och-Ziff, the Monitor, and the Commission staff). The Monitor shall issue a written follow-up report within ninety (90) days of commencing the follow-up review. The follow-up report shall set forth the Monitor’s assessment of, and any additional recommendations regarding, the Mandate; the Monitor’s assessment of the implementation by Och-Ziff of any recommendations made in the initial report; and the Monitor’s assessment of the commitment of Och-Ziff’s Board of Directors and senior management to compliance with anti-corruption laws

20. Within one hundred and twenty (120) calendar days after receiving the Monitor’s initial report, the Company shall adopt and implement all recommendations in the report, unless, within sixty (60) calendar days of receiving the report, the Company notifies in writing the Monitor and the Commission staff of any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the one hundred and twenty (120) days of receiving the report but shall propose in writing to the Monitor and the Commission staff an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five (45) calendar days after the Company serves the written notice.

21. In the event Och-Ziff and the Monitor are unable to agree on an acceptable alternative proposal within thirty (30) days, Och-Ziff shall promptly consult with the Commission staff. Any disputes between Och-Ziff and the Monitor with respect to the recommendations shall be decided by the Commission staff in its sole discretion. The Commission staff shall consider the Monitor’s recommendation and Och-Ziff’s reasons for not adopting the recommendation in determining whether Defendant has fully complied with its obligations. Pending such determination, Defendant shall not be required to implement any contested recommendation(s).

22. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred and twenty (120) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Commission staff.

Second Follow-Up Review

23. A follow-up review shall commence no later than one hundred-twenty (120) calendar days after the issuance of the initial report (unless otherwise agreed by the Company, the Monitor and the Commission staff). The Monitor shall issue a written follow-up report within ninety (90) calendar days of commencing the follow-up review, setting forth the Monitor’s assessment and, if necessary, making recommendations in the same fashion as set forth in Paragraph 14 with respect to the initial review. After consultation with the Company, the Monitor may extend the time period for issuance of the follow-up report for a brief period of time with prior written approval of the Commission staff.

24. The second follow-up review shall commence no later than one hundred eighty (180) days after the issuance of the follow-up report (unless otherwise agreed by Och-Ziff, the Monitor, and the Commission staff). The Monitor shall issue a written follow-up report within ninety (90) days of commencing the second follow-up review. The follow-up report shall set forth the Monitor’s assessment of, and any additional recommendations regarding, the Mandate; the Monitor’s assessment of the implementation by Och-Ziff of any recommendations made in the initial report; and the Monitor’s assessment of the commitment of Och-Ziff’s Board of Directors and senior management to compliance with anti-corruption laws.

25. Within ninety (90) calendar days after receiving the Monitor’s follow-up report, the Company shall adopt and implement all recommendations in the report, unless, within thirty (30) calendar days after receiving the report, the Company notifies in writing the Monitor and the Commission staff concerning any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the ninety (90) calendar days of receiving the report but shall propose in writing to the Monitor and the Commission staff an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty (30) calendar days after the Company serves the written notice.

26. In the event Och-Ziff and the Monitor are unable to agree on an acceptable alternative proposal within fifteen (15) days, Och-Ziff shall promptly consult with the Commission staff. Any disputes between Och-Ziff and the Monitor with respect to the recommendations shall be decided by the Commission staff in its sole discretion. The Commission staff shall consider the Monitor’s recommendation and Och-Ziff’s reasons for not adopting the recommendation in determining whether Och-Ziff has fully complied with its obligations. Pending such determination, Och-Ziff shall not be required to implement any contestedrecommendation(s). With respect to any recommendation that the Monitor determines cannot reasonably be implemented within ninety (90) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

27. Throughout the Monitorship, the Monitor shall disclose to the Commission staff any credible evidence that corrupt or otherwise suspicious transactions occurred, or payments or things of value were offered, promised, made, or authorized by any entity or person within Och-Ziff, or any entity or person working directly or indirectly for or on behalf of Och-Ziff, or that related false books and records may have been maintained by or on behalf of Och-Ziff or that relevant internal controls were circumvented or were not reasonably designed or implemented. The Monitor shall contemporaneously notify Och-Ziff’s General Counsel, Chief Compliance Officer, and Audit Committee for further action unless at the Monitor’s discretion he or she believes disclosure to Och-Ziff would be inappropriate under the circumstances. The Monitor shall address in his or her reports the appropriateness of Och-Ziff’s response to all improper activities, whether previously disclosed to the Commission staff or not.

Certification of Compliance

28. Within ninety (90) days of the issuance of the second follow-up report, Och-Ziff shall certify in writing to the Commission staff with copy to the Monitor that Och-Ziff has adopted and has implemented, or is implementing on an agreed-to schedule, all of the Monitor’s recommendations in the initial and follow-up report(s), or the agreed-upon alternatives.

29. Within ninety (90) days of the issuance of the second follow-up report, if the Monitor believes that Och-Ziff’s corporate compliance program is reasonably designed and implemented to detect and prevent violations of the anti-corruption laws and disclosure laws and is functioning effectively, the Monitor shall submit to the Commission staff a written report (“Certification Report”) that certifies Och-Ziff’s compliance with its corporate compliance obligations under the Final Judgment. The Certification Report shall set forth an assessment of the sustainability of Och-Ziff’s remediation efforts and may also recommend areas for further follow-up in Och-Ziff’s future self-reporting. The Monitor may extend the time period for issuance of the Certification Report by fifteen (15) days with prior written approval of the Commission staff. Fourteen (14) days prior to issuing the Certification report, the Monitor shall orally notify the Commission staff whether he or she expects to be able to certify as provided herein.

Extension of Monitorship

30. If, after completing the second follow-up review, the Commission staff concludes that Och-Ziff has not successfully satisfied its obligations under the Monitorship with respect to the Monitor’s Mandate, the Monitorship shall be extended, and the Monitor shall commence a third follow-up review within sixty (60) days after the Commission staff concludes that Och-Ziff has not successfully satisfied its compliance obligations under the Monitorship (unless otherwise agreed by Och-Ziff, the Monitor, and the Commission staff). The Monitor shall issue a written follow-up report within one hundred twenty (120) days of commencing the third follow-up review in the same fashion as set forth in Paragraphs 19 through 22 with respect to the follow-up reviews and in accordance with the procedures for follow-up reports set forth in Paragraphs 19 through 22.

Extensions of Time

31. Upon request by the Monitor or Och-Ziff, the Commission staff may extend any procedural time period set forth above for good cause shown.

Certification of Completion

32. No later than sixty (60) days from date of the completion of the undertakings with respect to the Monitorship, Och-Ziff shall certify, in writing, compliance with the undertakings set forth above. The certification shall identify the undertakings, provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and Och-Ziff agrees to provide such evidence.

Confidentiality of Reports

33. The reports submitted by the Monitor and the periodic reviews and reports submitted by Och-Ziff will likely include confidential financial, proprietary, competitive business or commercial information. Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations or undermine the objective of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except (i) pursuant to court order, (ii) as agreed to by the parties in writing, (iii) to the extent the Commission determines in its sole discretion that disclosure would be in furtherance of the Commission’s discharge of its duties and responsibilities, or (iv) as is otherwise required by law.

Address for All Written Communications and Reports

34. All reports or other written communications by the Monitor or Och-Ziff directed to the Commission staff shall be transmitted to Paul G. Block, Assistant Director, FCPA Unit, Division of Enforcement, Boston Regional Office, U.S. Securities and Exchange Commission, 33 Arch Street, Boston, MA 02110. A copy of the Certification of Completion and supporting materials shall also be transmitted to the Office of Chief Counsel of the Enforcement Division at Division of Enforcement, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549.

J. Notice to Advisory Clients

35. Within thirty (30) days of the entry of this Order, Och-Ziff and OZ Management shall provide a copy of the Order to each of OZ Management’s existing advisory clients as of the entry of this Order via mail, e-mail, or such other method as may be acceptable to the Commission staff. For a period of one (1) year from the entry of this Order, Och-Ziff and OZ Management shall provide a copy of the Order to all of its prospective clients.

IT IS FURTHER ORDERED pursuant to Rule 100(c) of the Commission’s Rules of Practice, 17 C.F.R. § 201.100(c), in the interest of justice and without prejudice to any party to the proceeding, that a public hearing for the purpose of taking evidence on the questions set forth in Section V hereof shall be convened at a time and place to be fixed by, and before, an Administrative Law Judge to be designated by further order as provided by Rule 110 of the Commission’s Rules of Practice, 17 C.F.R. § 201.110, following the entry of a final judgment against the last remaining defendant(s) in in all actions related to the conduct described herein (the “Related Actions”).

If Frank fails to appear at that hearing after being duly notified, Frank may be deemed in default and the proceedings may be determined against him upon consideration of this Order, the allegations of which may be deemed to be true as provided by Rules 155(a), 221(f), and 310 of the Commission’s Rules of Practice, 17 C.F.R. §§ 201.155(a), 201.221(f), and 201.310.

IT IS FURTHER ORDERED pursuant to Rule 100(c) of the Commission’s Rules of Practice, 17 C.F.R. § 201.100(c), in the interest of justice and without prejudice to any party to the proceeding, that the Administrative Law Judge shall issue an initial decision no later than 120 days from the date of the entry of a final judgment in the Related Actions.

In the absence of an appropriate waiver, no officer or employee of the Commission engaged in the performance of investigative or prosecuting functions in this or any factually related proceeding will be permitted to participate or advise in the decision of this matter, except as witness or counsel in proceedings held pursuant to notice. Since this proceeding is not “rule making” within the meaning of Section 551 of the Administrative Procedure Act, it is not deemed subject to the provisions of Section 553 delaying the effective date of any final Commission action.

36. Respondents Och-Ziff, OZ Management, Och and Frank shall comply with the undertakings enumerated in Section IV above.

37. This Order shall be served forthwith upon Respondents personally or by certified mail.

VII.

It is further Ordered that any debt for disgorgement, prejudgment interest, civil penalty or other amounts due by Respondents Och and Frank under this Order or any other judgment, order, consent order, decree or settlement agreement entered in connection with this proceeding, is a debt for the violation by Respondents Och and Frank of the federal securities laws or any regulation or order issued under such laws, as set forth in Section 523(a)(19) of the Bankruptcy Code, 11 U.S.C. §523(a)(19), and, solely for purposes of exceptions to discharge set forth in Section 523 of the Bankruptcy Code, 11 U.S.C. §523, Respondents Och and Frank stipulate that the findings in the Order are true, and that such findings shall be accepted and deemed true, without further proof by any party, in any nondischargeability proceeding involving the Commission.

By the Commission.

Brent J. Fields

Secretary